UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Big Lots, Inc.
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Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, Ohio 43081

April 20, 2018

Dear Big Lots’ Shareholder:

We cordially invite you to attend the 2018 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 4900 E. Dublin-Granville, Road, Columbus, Ohio, on May 31, 2018, beginning at 9:00 a.m., Eastern Time.

The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. Voting by proxy in any of the ways described in the Proxy Statement will not prevent you from attending the Annual Meeting or voting in person.

Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.

Respectfully submitted,

JAMES R. CHAMBERS
Chairman

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 31, 2018
9:00 a.m. Eastern Time
4900 E. Dublin-Granville Road, Columbus, Ohio

We are pleased to invite you to the 2018 Annual Meeting of Shareholders of Big Lots, Inc. The meeting will be held at our corporate offices located at 4900 E. Dublin-Granville Road, Columbus, Ohio, on May 31, 2018, beginning at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect as directors the eight nominees named in our accompanying Proxy Statement;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018; and

4.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, April 2, 2018, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Further information regarding voting rights and matters to be voted upon is presented in the accompanying Proxy Statement.

By Order of the Board of Directors,

Ronald A. Robins, Jr.
Senior Vice President, General Counsel and Corporate Secretary

April 20, 2018
Columbus, Ohio

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

BIG LOTS, INC.

PROXY STATEMENT

PROXY STATEMENT

The Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), is furnishing you this Proxy Statement to solicit proxies for use at the 2018 Annual Meeting of Shareholders to be held on May 31, 2018 (“Annual Meeting”). The Annual Meeting will be held at our corporate offices located at 4900 E. Dublin-Granville Road, Columbus, Ohio at 9:00 a.m., Eastern Time.

On or about April 20, 2018, we began mailing to our shareholders of record at the close of business on April 2, 2018 a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for our fiscal year ended February 3, 2018 (“fiscal 2017”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to:

(1)	elect eight directors to the Board;

(2)

approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“say-on-pay vote”);

(3)	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending February 2, 2019 (“fiscal 2018”); and

(4)	transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on April 2, 2018, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. At the record date, we had outstanding 42,182,744 common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of our common shares have no cumulative voting rights in the election of directors. All voting at the Annual Meeting will be governed by our Amended Articles of Incorporation, our Code of Regulations and the Ohio General Corporation Law.

Registered Shareholders and Beneficial Shareholders

If your common shares are registered in your name directly with our transfer agent, Computershare Investor Services, LLC, you are considered a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which shares are often referred to as being held in “street name.”

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while reducing the costs of delivery of our proxy materials and the environmental impact of the Annual Meeting.

A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting such copies.

A notice that directs our beneficial shareholders to the website where they can access our proxy materials should be forwarded to each beneficial shareholder by the broker, bank or other holder of record that is considered the registered shareholder with respect to the common shares of the beneficial shareholder. Such broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they receive from their broker, bank or other holder of record.

To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m., Eastern Time, and the Annual Meeting will begin at 9:00 a.m., Eastern Time. If you attend the Annual Meeting, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares as a beneficial shareholder, you may also be asked to present a copy of a brokerage or bank statement reflecting your beneficial ownership of our common shares as of the record date.

How to Vote

Registered Holders

After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials. You will have the opportunity to vote your common shares online at www.proxyvote.com until May 30, 2018 at 11:59 p.m., Eastern Time. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). If, after receiving the Notice of Internet Availability, you request (via toll-free telephone number, e-mail or online) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided. Your common shares will be voted as you direct if (1) you properly complete your proxy online, (2) you complete, date, sign and return your proxy card no later than 11:59 p.m., Eastern Time, on May 30, 2018 or (3) you are a registered shareholder, attend the Annual Meeting and deliver your completed proxy card in person.

A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Corporate Secretary a written notice of revocation or duly executing and delivering to the Company a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Beneficial Owners

Beneficial shareholders should follow the procedures and directions set forth in the materials they receive from the broker, bank or other holder of record that is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other holder of record that is the registered holder of their common shares.

Brokers, banks and other holders of record who hold common shares for beneficial owners in street name may vote such common shares on “routine” matters (as determined under New York Stock Exchange (“NYSE”) rules), such as Proposal Three, without specific voting instructions from the beneficial owner of such common shares. Such brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Proposal One and

Proposal Two, without specific voting instructions from the beneficial owner of such common shares. Proxies submitted by such brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).

Householding

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Annual Report to Shareholders, Proxy Statement and Notice of Internet Availability if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Annual Report to Shareholders, Proxy Statement and Notice of Internet Availability. Upon request, we will promptly deliver a separate copy of the Annual Report to Shareholders, Proxy Statement and Notice of Internet Availability, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.

You may revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will be sent separate copies of the Annual Report to Shareholders, Proxy Statement and Notice of Internet Availability.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

1.	FOR the election of its nominated slate of directors (see Proposal One);

2.

FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Proposal Two); and

3.	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018 (see Proposal Three).

If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to vote at the Annual Meeting will constitute a quorum and permit us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal

Proposal One

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Specifically, Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. In all director elections other than uncontested elections, plurality voting will apply and the director nominees receiving the greatest number of votes cast for their election will be elected as directors. An “uncontested election” generally means an election of directors at a meeting of shareholders in which the number of nominees for election does not exceed the number of directors to be elected.

A properly executed proxy marked as withholding authority with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated and will have the same effect as a vote against the nominee or nominees. Broker non-votes will not be considered votes cast for or against or withheld from a director nominee’s election at the Annual Meeting.

See the “Governance – Majority Vote Standard and Policy” section of this Proxy Statement for more information about our majority vote policy and standard.

Other Matters

For purposes of Proposal Two and Proposal Three, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. The votes received with respect to Proposal Two and Proposal Three are advisory and will not bind the Board or us. A properly executed proxy marked “abstain” with respect to Proposal Two and Proposal Three will not be voted with respect to such matter, although it will be counted for purposes of determining the number of common shares necessary for approval of Proposal Two and Proposal Three. Accordingly, an abstention will have the same effect as a vote against Proposal Two and Proposal Three. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board has nominated the eight persons set forth in the table below for election as directors as the Annual Meeting. At the Annual Meeting, the common shares represented by proxies will be voted, unless otherwise specified, for the election of the eight director nominees named below. Proxies cannot be voted at the Annual Meeting for more than eight persons. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

Pursuant to our Code of Regulations, the Board is comprised of nine directors. As previously disclosed, David J. Campisi retired as our Chief Executive Officer (“CEO”) and President and as a director on April 16, 2018. The Board is in the process of identifying and evaluating qualified candidates to be our next CEO and currently anticipates that the individual selected as the successor CEO will be appointed to the Board. We do not anticipate that this process will be completed prior to the Annual Meeting.

Set forth below is certain information related to the nominees.

Age: 68 Director since: 2006 Committees: ●Compensation ●Nominating / Corporate Governance
JEFFREY P. BERGER
Mr. Berger is the former Executive Vice President, Global Foodservice of H.J. Heinz Company (food manufacturer and marketer), and President and Chief Executive Officer of Heinz North America Foodservice (food manufacturer and marketer).

Qualifications: Mr. Berger’s qualifications to serve on the Board include his 14 years of experience as a chief executive of a multibillion dollar company, his service on another public company board and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

Other Directorships: GNC Holdings, Inc. (health and wellness specialty retailer) where he is a member of the nominating and corporate governance committee and a member of the audit committee.

Age: 60 Director since: 2012 Committees: ●None
JAMES R. CHAMBERS
Chairman of the Board of Big Lots, Inc.

Mr. Chambers is the former President and Chief Executive Officer and director of Weight Watchers International, Inc. (weight management services provider).

Mr. Chambers previously served as President of the US Snacks and Confectionery business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. (food manufacturer). Mr. Chambers also served as President and CEO of Cadbury Americas (confectionery manufacturer), and as the President and Chief Executive Officer of Remy Amerique, Inc. (spirits manufacturer). Prior to his employment with Remy Amerique, Inc., Mr. Chambers served as the Chief Executive Officer of Paxonix, Inc. (online branding and packaging process solutions business), the Chief Executive Officer of Netgrocer.com (online grocery retailer), and the Group President of Information Resources, Inc. (global market research provider). Mr. Chambers spent the first 17 years of his career at Nabisco (food manufacturer), where he held leadership roles in sales, distribution, marketing and information technology, culminating in the role of President, Refrigerated Foods. Mr. Chambers previously served as a director of B&G Foods (food manufacturer) for seven years where he served on the Nominating and Governance Committee and served on the Compensation Committee and as a director of Weight Watchers International, Inc.

Qualifications: Mr. Chambers’ qualifications to serve on the Board include his extensive cross-functional packaged goods industry experience, 20-year track record in general management, his chief executive experience and his experience serving on the boards of other public companies.

Other Directorships: TIAA Board of Trustees, where he chairs the audit committee and serves on the human resources and risk and compliance committees.

Age: 57 Director since: 2015 Committees: ●Audit ●Compensation ●Special Litigation (Chair)
MARLA C. GOTTSCHALK
Ms. Gottschalk is the former Chief Executive Officer of The Pampered Chef Ltd. (marketer of kitchen tools, food products and cookbooks), where she also previously served as President and Chief Operating Officer.

Ms. Gottschalk has also served as Senior Vice President of Financial Planning and Investor Relations for Kraft Foods, Inc. (food manufacturer), where she also previously served as Executive Vice President and General Manager of the Post Cereal division and Vice President of Marketing and Strategy of the Kraft Cheese division.

Qualifications: Ms. Gottschalk’s qualifications to serve on the Board include her extensive experience in operations and strategic management, her qualification as an “audit committee financial expert,” as defined by applicable SEC rules, her expertise in the food industry, her chief executive experience and her experience serving on the boards of other public companies.

Other Directorships: Potbelly Corporation (food retailer) where she is a member of the compensation committee and the audit committee, Underwriter Laboratories, where she is chair of the compensation committee and serves on the nominating and governance committee, and Ocean Spray Cranberries, Inc., where she serves on the nominating and governance committee and the grower committee.

Age: 58 Director since: 2015 Committees: ●Audit ●Nominating / Corporate Governance (Chair) ●Special Litigation
CYNTHIA T. JAMISON
Ms. Jamison served as Chief Financial Officer or Chief Operating Officer of several companies during her tenure from 1999-2009 at Tatum, LLC, an executive services firm. From 2005-2009, she led the CFO services practice and was a member of the firm’s operating committee. After retiring from Tatum, Ms. Jamison subsequently served as Chief Financial Officer of AquaSpy, Inc. from 2009 -2012 (provider of soil moisture sensors to monitor soil moisture levels).

Ms. Jamison has also served as Chief Financial Officer of Chart House Enterprises (food retailer) and held various financial positions at Allied Domecq Retailing USA, Kraft General Foods and Arthur Anderson LLP. Ms. Jamison previously served as a director of B&G Foods, Inc. (food manufacturer and distributor) where she served as chair of the audit committee. She held past board seats at Horizon Organic Holdings and Cellu Tissue, Inc.

Qualifications: Ms. Jamison’s qualifications to serve on the Board include her extensive experience in financial and accounting matters, including public company reporting, as well as strategy and capitalization expertise, her qualification as an “audit committee financial expert,” as defined by applicable SEC rules and her key management, leadership, financial and strategic planning, corporate governance and public company executive and board experience.

Other Directorships: Tractor Supply Company (farm and ranch retailer) where she serves as chairman, Darden, Inc. (food retailer) where she serves as chair of the audit committee and a member of the compensation committee and Office Depot, Inc. (office supply retailer) where she is chair of the audit committee and a member of the compensation committee.

Age: 60 Director since: 2003 Committees: ●Audit (Chair) ●Compensation
PHILIP E. MALLOTT

Mr. Mallott is the former Vice President and Chief Financial Officer of Intimate Brands, Inc. (intimate apparel and beauty product retailer). Mr. Mallott previously served as a director of Tween Brands, Inc. (clothing retailer). Mr. Mallott is also the former chairman of the board of Big Lots, Inc.

Qualifications: Mr. Mallott’s qualifications to serve on the Board include his qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, his experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers.

Other Directorships: GNC Holdings, Inc. (health and wellness specialty retailer) where he is chair of the audit committee and a member of the compensation committee.

Age: 65 Director since: 2015 Committees: ●Compensation (Chair) ●Nominating / Corporate Governance
NANCY A. REARDON
Ms. Reardon is the former Senior Vice President and Chief Human Resources and Communications Officer of Campbell Soup Company (food manufacturer).

Additionally, Ms. Reardon served as Executive Vice President of Human Resources for Comcast Cable Communications, Inc. (telecommunications provider). Prior to that, Ms. Reardon served as Partner and Executive Vice President, Human Resources and Corporate Affairs for Borden Capital Management Partners where she developed financial and merger and acquisition skills through her involvement in multiple transactions for a portfolio of operating companies. Ms. Reardon previously served as a director of Warnaco Group, Inc. (apparel retailer) where she served as a member of the audit committee and the compensation committee.

Qualifications: Ms. Reardon’s qualifications to serve on the Board include her extensive experience in senior management roles, her experience on the boards of other private and charitable organizations, her experience leading human resources departments and in communications and public affairs and her leadership skills.

Other Directorships: Signet Jewelers Limited (jewelry retailer) where she serves on the compensation committee.

Age: 51 Director since: 2015 Committees: ●Audit ●Nominating / Corporate Governance ●Special Litigation
WENDY L. SCHOPPERT
Ms. Schoppert is the former Executive Vice President and Chief Financial Officer of Sleep Number Corporation (bedding retailer and manufacturer).

Prior to joining Sleep Number, Ms. Schoppert led US Bank’s Private Asset Management team and served as Head of Product, Marketing & Corporate Development for the bank’s asset management division. Ms. Schoppert began her career in the airline industry, serving in various financial, strategic and general management leadership positions at American Airlines, Northwest Airlines and America West Airlines.

Qualifications: Ms. Schoppert’s qualifications to serve on the Board include her qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, her diverse experience across marketing, digital, and information technology, and her significant financial leadership and expertise with respect to the oversight of financial reporting and disclosure for public companies.

Other Directorships: The Hershey Company (a global confectionery company) where she serves on the audit committee, Bremer Financial Corporation (a financial services firm) where she serves on the audit and compensation committees and Gaia, Inc. (provider of digital video streaming services) where she serves as chair of the audit committee.

Age: 70 Director since: 2003 Committees: ●Audit ●Compensation
RUSSELL E. SOLT
Mr. Solt is the former Director of Investor Relations of West Marine, Inc. (boating supplies and accessories specialty retailer) where he previously served as Executive Vice President and Chief Financial Officer.

Additionally, Mr. Solt previously served as the Chief Financial Officer of Venture Stores, Inc. (discount retailer) and Williams-Sonoma, Inc. (home furnishing and cookware specialty retailer).

Qualifications: Mr. Solt’s qualifications to serve on the Board include his experience as a certified public accountant and as the Chief Financial Officer of other publicly-traded retailers, his background in investor relations and his qualification as an “audit committee financial expert,” as defined by applicable SEC Rules.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

The following table sets forth some of our key governance policies and practices we have implemented to advance the objectives and long term interests of our shareholders:

Governance Highlights
●All of our current directors are independent	●4 of our 8 independent directors are women
●Annual election of all directors and Majority Voting Standard	●Annual shareholder engagement
●Proxy Access for our shareholders	●We have a non-executive chairman
●Executive session of non-employee directors at all board meetings	●Mandatory Board Retirement at age 72
●All committees composed of independent directors	●Limit of 4 public company directorships Board members may hold
●Annual board and committee self-evaluations	●Director orientation and continuing education

Board Leadership and Independent Chairman of the Board

The Board is currently comprised of the individuals identified in Proposal One. Each of the director nominees is an independent (as defined by the applicable NYSE rules) non-employee director (“non-employee directors”). Mr. Chambers, an independent director, serves as non-executive Chairman of the Board (“Chairman”). The Board believes it should have the flexibility to establish a leadership structure that works best for us at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The Chairman plans the agendas for meetings of the Board, chairs the Board meetings, and is responsible for briefing our CEO, as needed, concerning executive sessions of the independent members of the Board. The Chairman also determines when additional meetings of the Board are needed. Additionally, the Chairman communicates informally with other directors between meetings of the Board to foster free and open dialogue among directors.

Board Meetings in Fiscal 2017

The Board held six meetings during fiscal 2017. During fiscal 2017, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). All of our directors attended our 2017 annual meeting of shareholders. In addition, the non-employee directors met in executive session at each of the Board’s meetings and an additional four times during fiscal 2017.

Role of the Board’s Committees

The Board has standing Audit, Compensation and Nominating / Corporate Governance Committees. Each of these committees reports its activities to the Board. In fiscal 2016, the Board formed a non-standing Special Litigation Committee.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

(1)	the integrity of the financial reports and other financial information provided by us to our shareholders and others;

(2)	our compliance with legal and regulatory requirements;

(3)	the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance;

(4)	the performance of our system of internal controls;

(5)	the oversight of the performance of the internal audit function;

(5)	our audit, accounting and financial reporting processes generally; and

(6)	the evaluation of enterprise risk issues.

All members of the Audit Committee are independent as required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and each of Messrs. Mallott and Solt and Msrs. Gottschalk, Jamison and Schoppert is an “audit committee financial expert,” as defined by applicable SEC rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee met twelve times during fiscal 2017.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for our management leadership team (“Leadership Team”). Our Leadership Team is comprised of the current executives named in the Summary Compensation Table (“named executive officers”) and other executives holding the office of senior vice president.

The responsibilities of the Compensation Committee include:

(1)	establishing our general compensation philosophy;

(2)	overseeing the development of our compensation programs;

(3)	approving goals and objectives for the incentive compensation awarded to the Leadership Team;

(4)	reviewing and recommending to the Board the other compensation for our CEO and the Leadership Team;

(5)	in coordination with the Nominating / Corporate Governance Committee, monitoring issues associated with CEO succession planning and management development;

(6)	administering our compensation programs; and

(7)	reporting on the entirety of the executive compensation program to the Board.

All members of the Compensation Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Compensation Committee met six times during fiscal 2017.

Nominating / Corporate Governance Committee

The responsibilities of the Nominating / Corporate Governance Committee include:

(1)	recommending individuals to the Board for nomination as members of the Board and its committees;

(2)

taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines;

(3)	in coordination with the Compensation Committee, monitoring issues associated with CEO succession planning and management development; and

(4)	reviewing the compensation of the members of the Board and recommending any changes to such compensation to the Board for its approval.

All members of the Nominating / Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating / Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Nominating / Corporate Governance Committee met four times during fiscal 2017.

Special Litigation Committee

The Special Litigation Committee was created in fiscal 2016 to conduct an independent investigation into certain derivative actions involving the Company. The Special Litigation Committee is composed of three members, each of whom is a director that is not a party to any of the derivative actions and was not a member of the Board until after the derivatives actions arose.

Selection of Nominees by the Board

The Nominating / Corporate Governance Committee has oversight over a broad range of issues relating to the composition and operation of the Board. The Nominating / Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating / Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating / Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee and has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Committee considers factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, age, and compatibility with our CEO, senior management and other members of the Board. The Nominating / Corporate Governance Committee also considers other relevant factors that it deems appropriate, including the current composition of the Board, the alignment of the Board members’ skills and experiences with our strategic plan, diversity, experience with succession planning, crisis management, the balance of management and independent directors, public company experience and the need for committee expertise. Before commencing a search for a new director nominee, the Nominating / Corporate Governance Committee confers with the Board regarding the factors it intends to consider in its search.

In identifying potential candidates for Board membership, the Nominating / Corporate Governance Committee considers recommendations from the Board, shareholders and management, as well as proxy access candidates. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating / Corporate Governance Committee, Big Lots, Inc., 4900 E. Dublin-Granville Road, Columbus, Ohio 43081. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

Pursuant to its written charter, the Nominating / Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. No such firm was retained in connection with the selection of the director nominees proposed for election at the Annual Meeting. Spencer Stuart was retained in December of 2017 in connection with the search for one or two new directors.

Majority Vote Standard and Policy

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. The majority vote policy contained in our Corporate Governance Guidelines requires any nominee for director who does not receive more votes cast for such nominee’s election than votes cast against and/or withheld as to his or her election to deliver his or her resignation from the Board to the Nominating / Corporate Governance Committee. Broker non-votes have no effect in determining whether the required affirmative majority vote has been obtained. Withheld votes have the same effect as a vote against a director nominee. Upon its receipt of such resignation, the Nominating / Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board’s decision in a periodic or current report to the SEC.

Determination of Director Independence

The Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of Big Lots, its subsidiaries and its management under the standards set forth in the NYSE rules, and no director nominee has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director.

In determining that each of the director nominees is independent, the Board considered charitable contributions to not-for-profit organizations of which these director nominees or their immediate family members are executive officers or directors and determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors.

Related Person Transactions

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies prohibit (without the consent of the Board or the Nominating / Corporate Governance Committee) directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written related person transaction policy, the Nominating / Corporate Governance Committee evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships):

(1)

involving more than $120,000 in which we and any of our directors, nominees for director, executive officers, holders of more than five percent of our common shares, or their respective immediate family members were or will be a participant; and

(2)	in which such related person had, has or will have a direct or indirect material interest.

Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and which they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating / Corporate Governance Committee. Thereafter, the Nominating / Corporate Governance Committee will review the related person transaction, considering all factors and information it deems relevant, and either approve or disapprove the transaction in light of what the Committee believes to be the best interests of Big Lots and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Nominating / Corporate Governance Committee will promptly consider whether to ratify the related person transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and the Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us or other parties under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of Big Lots and its shareholders.

Examples of factors and information that the Nominating / Corporate Governance Committee may consider in its evaluation of a related person transaction include:

(1)	the reasons for entering into the transaction;

(2)	the terms of the transaction;

(3)	the benefits of the transaction to us;

(4)	the comparability of the transaction to similar transactions with unrelated third parties;

(5)	the materiality of the transaction to each party;

(6)	the nature of the related person’s interest in the transaction;

(7)	the potential impact of the transaction on the status of an independent director; and

(8)	the alternatives to the transaction.

Additionally, each director, nominee for director and executive officer must complete an annual questionnaire that requires written disclosure of any related person transaction. The responses to these questionnaires are reviewed by the Nominating / Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or potential related person transactions. The son-in-law of Lisa Bachmann, our Executive Vice President, Chief

Merchandising and Operating Officer, is employed by Big Lots as a senior buyer and in fiscal 2017 received compensation greater than $120,000 but less than $150,000.

Board’s Role in Risk Oversight

The Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. The Nominating / Corporate Governance Committee manages risks associated with corporate governance, related person transactions, succession planning, and business conduct and ethics. The Public Policy and Environmental Affairs Committee, a management committee that reports to the Nominating / Corporate Governance Committee, oversees management of risks associated with public policy, environmental affairs and social matters that may affect our operations, performance or public image. The Company will be adding to our website a Corporate Social Responsibility section in fiscal 2018.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, which comply with NYSE rules, can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, Messrs. Berger, Chambers, Mallott and Solt and Msrs. Gottschalk and Reardon served on our Compensation Committee. No member of our Compensation Committee serves, or at any time has served, as one of our officers or employees or has, or during fiscal 2017, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2017, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or our Compensation Committee.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the non-employee directors as a group, may do so by choosing one of the following options:

Call:	(866) 834-7325
Write:	Big Lots Board of Directors, 4900 E. Dublin-Granville Road, Columbus, Ohio 43081
Email:	http://biglotsbigvoice.com

Under a process approved by the Nominating / Corporate Governance Committee for handling correspondence received by us and addressed to non-employee directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the Nominating / Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

DIRECTOR COMPENSATION

Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each non-employee director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock award.

Retainers and Charitable Contributions

During fiscal 2017, Messrs. Berger, Chambers, Mallott and Solt and Msrs. Gottschalk, Jamison, Reardon and Schoppert qualified as non-employee directors and, as a result, received compensation for their Board service. Due to our employment of Mr. Campisi as our CEO in fiscal 2017, he did not qualify as a non-employee director and he did not receive compensation for his service as a director. The compensation received by Mr. Campisi as an employee is shown in the Summary Compensation Table included in this Proxy Statement.

We pay our non-employee directors retainers and fees on a quarterly basis. From the beginning of the 2017 fiscal year until May 25, 2017, the annual retainers we paid to non-employee directors consisted of: (1) an annual retainer of $80,000 for each non-employee director other than the nonexecutive chair; (2) an annual retainer of $170,000 for the nonexecutive chair; (3) an additional annual retainer of $30,000 for the Audit Committee chair; (4) an additional annual retainer of $20,000 for the chairs of the Compensation Committee, the Nominating / Corporate Governance Committee and the Special Litigation Committee; (5) an additional annual retainer of $15,000 for each Audit Committee member; (6) an additional annual retainer of $10,000 for each member of the Compensation Committee, the Nominating / Corporate Governance Committee and the Special Litigation Committee. Effective on May 25, 2017, the Board made the following changes to the annual retainers we pay to non-employee directors: (1) the annual retainer for each non-employee director other than the nonexecutive chair increased to $85,000; (2) the additional annual retainer for the Compensation Committee chair increased to $25,000; (3) the additional annual retainer for each Compensation Committee member increased to $12,500; (4) the additional annual retainer for the Special Litigation Committee chair increased to $30,000; and (5) the additional annual retainer for each Special Litigation Committee member increased to $20,000. Each term during which our non-employee directors serve on the Board, we donate an aggregate annual amount of up to $15,000 to charitable organizations nominated by the non-employee director and make matching charitable donations in an aggregate annual amount of up to $15,000 to charitable organizations to which the non-employee director makes contributions.

Restricted Stock Units

In May 2017, our nonexecutive chair received a restricted stock unit award having a grant date fair value equal to approximately $200,000 (4,095 common shares) and our non-employee directors received a restricted stock unit award having a grant date fair value equal to approximately $135,000 (2,764 common shares). The restricted stock awards were made under the terms of the Big Lots 2017 Long-Term Incentive Plan (“2017 LTIP”). These restricted stock units will be settled in our common shares on the earlier to occur of (1) the trading day immediately preceding the Annual Meeting or (2) the non-employee director’s death or disability (as defined in the 2017 LTIP). The non-employee director will forfeit the restricted stock units if the non-employee director ceases to serve on the Board before either settlement event occurs. Our non-employee directors may defer all or any portion of their restricted stock unit award until the earlier to occur of (1) the date specified by the non-employee director, (2) the non-employee director’s death or disability or (3) the date the non-employee director ceases to serve as a member of the Board of Directors. The non-employee directors must make any deferral election on or before December 31 of the year preceding the grant of the restricted stock unit award (e.g., December 31, 2016 for awards granted in 2017) or, in the case of a newly elected director, within thirty days of the date they become eligible to participate in the 2017 LTIP.

Director Compensation Table for Fiscal 2017

The following table summarizes the total compensation for fiscal 2017 for each of our non-employee directors.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1)(2) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (3) (g)	Total ($) (h)
Mr. Berger	108,125	134,966	-	-	-	14,500	257,591
Mr. Chambers	147,000	199,959	-	-	-	30,000	376,959
Ms. Gottschalk	143,125	134,966	-	-	-	18,100	296,191
Ms. Jamison	133,750	134,966	-	-	-	15,000	283,716
Mr. Mallott	145,625	134,966	-	-	-	25,000	305,591
Ms. Reardon	117,500	134,966	-	-	-	37,500	289,966
Ms. Schoppert	126,250	134,966	-	-	-	29,450	290,666
Mr. Solt	110,625	134,966	-	-	-	15,000	260,591
____________________

(1)

Amounts in this column reflect the aggregate grant date fair value of the restricted stock unit awards granted to the non-employee directors in fiscal 2017 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The full grant date fair value of the fiscal 2017 restricted stock unit award granted to our nonexecutive chair and each non-employee director was based on individual awards of 4,095 and 2,764 common shares, respectively, at a per common share value of $48.83 on the grant date. In accordance with ASC 718 and the 2017 LTIP, the per common share grant date value is the average of the opening price and the closing price of our common shares on the NYSE on the grant date.

(2)	As of February 3, 2018, Mr. Chambers held 4,095 shares of restricted stock units and each of the other individuals included in the table held 2,764 shares of restricted stock units.
(3)	Amounts in this column reflect both matching contributions and payments made by us during fiscal 2017 to charitable organizations nominated by the specified directors.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than five percent of our common shares, each director, each of the current and former executive officers named in the Summary Compensation Table, and all executive officers and directors as a group. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of April 1, 2018.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Common Shares
Lisa M. Bachmann	129,649	*
Jeffrey P. Berger	7,566	*
David J. Campisi	123,844	*
James R. Chambers	16,705	*
Marla C. Gottschalk	7,254	*
Cynthia T. Jamison	7,254	*
Timothy A. Johnson	133,266	*
Philip E. Mallott	23,666	*
Nancy A. Reardon	7,254	*
Ronald A. Robins, Jr.	14,323	*
Michael A. Schlonsky	79,059	*
Wendy L. Schoppert	7,254	*
Russell E. Solt	10,041	*
BlackRock, Inc. (2)	4,793,147	11.4%
The Vanguard Group, Inc. (3)	4,272,864	10.2%
Wells Fargo & Company (4)	2,642,929	6.3%
LSV Asset Management (5)	2,253,673	5.4%
All directors and executive officers as a group (14 persons)	567,735	1.3%
____________________

*	Represents less than 1.0% of the outstanding common shares.
(1)

Each person named in the table has sole voting power and sole dispositive power with respect to all common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of April 1, 2018 under stock options exercisable and performance share units and restricted stock units that will vest within that period. The number of common shares that may be acquired within 60 days of April 1, 2018 through the vesting of performance share units within that period are as follows: Ms. Bachmann: 22,343; Mr. Campisi: 76,385; Mr. Johnson: 17,531; Mr. Schlonsky: 10,962; and Mr. Robins: 9,740; through the vesting of restricted stock units awards within that period are as follows: Mr. Berger: 2,764; Mr. Chambers: 4,095, Ms. Gottschalk: 2,764; Ms. Jamison: 2,764; Mr. Mallott: 2,764; Ms. Reardon: 2,764; Ms. Schoppert: 2,764; and Mr. Solt: 2,764 and under stock options exercisable within that period are as follows: Ms. Bachmann: 80,000; Mr. Johnson: 80,000; and Mr. Schlonsky: 40,000.

(2)

In its Schedule 13G/A filed on January 19, 2018, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2017, had sole voting power over 4,670,762 of the shares and sole dispositive power over all the shares, and had no shared voting power or shared dispositive power over any of the shares.

(3)

In its Schedule 13G/A filed on February 12, 2018, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2017, had sole voting power over 82,802 of the shares, had sole dispositive power over 4,188,029 of the shares, had shared dispositive power over 84,835 of the shares, and had shared voting power over 5,404 of the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., were the beneficial owners of 79,431 and 8,775 common shares, respectively.

(4)

In its Schedule 13G filed on January 30, 2018, Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94163, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2017, had sole voting power and sole dispositive power over 37,946 of the shares, had shared dispositive power over 2,604,903 of the shares, and had shared voting power over 2,545,177 of the shares.

(5)

In its Schedule 13G filed on February 13, 2018, LSV Asset Management, 155 North Wacker Drive, Suite 4600, Chicago, IL 60606, stated that it beneficially owned the number of common shares reported in the table as of

December 31, 2017, had sole voting power over 1,187,908 of the shares and sole dispositive power over all the shares, and had no shared voting power or shared dispositive power over any of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the SEC rules to furnish us with copies of all Section 16(a) reports they file. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2017 with the reporting requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes the compensation program for our named executive officers for fiscal 2017, who are listed below:

David J. Campisi (1) Former Chief Executive Officer and President	Timothy A. Johnson Executive Vice President, Chief Administrative Officer and Chief Financial Officer
Lisa M. Bachmann Executive Vice President, Chief Merchandising and Operating Officer	Michael A. Schlonsky Executive Vice President, Human Resources and Store Operations
Ronald A. Robins, Jr. Senior Vice President, General Counsel and Corporate Secretary
____________________

(1)	Mr. Campisi retired as our CEO and President and as a director effective as of April 16, 2018.

Executive Summary

Company Performance in Fiscal 2017

In fiscal 2017, we continued to focus on improving our financial and operating performance and continued to deliver solid and improved operating and financial results. Fiscal 2017 was again a challenging year for many retailers, but we continued to demonstrate our ability to perform by exceeding our earnings per share – diluted (“EPS”), operating profit and return on invested capital (“ROIC”) from fiscal 2015 and fiscal 2016, and we continued to return cash to our shareholders through share repurchases and dividends.

Earnings Per Share - Diluted	Operating Profit	Return on Invested Capital	Total Annualized Shareholder Return

Approximately $1.0 Billion
Returned to Shareholders Since 2013
through Share Repurchase and Dividends

Key Executive Compensation Actions in Fiscal 2017

●	Base Salary Increases for Named Executive Officers. Based on an analysis of market data, the Committee approved base salary increases in fiscal 2017 of 4.5% for Mr. Campisi, 3% for Messrs. Johnson and Schlonsky and Ms. Bachmann and 5% for Mr. Robins.

●

Payouts on Performance-Based Awards. Based on the Company’s adjusted operating profit for fiscal 2017, the annual cash incentive awards for fiscal 2017 were paid at 82.53% of the target performance level. Based on the Company’s EPS and ROIC over the past three years, the performance share units (“PSUs”) we granted in fiscal 2015 vested at 118.6% of the target performance level. Based on the Company’s operating profit in fiscal 2017, one-third of the restricted stock units (“RSUs”) we granted in fiscal 2017 vested and the remaining two-thirds will vest ratably over the next two years.

Executive Compensation Program Objectives and Components

Compensation Objectives

Our executive compensation program is designed to:

●	Pay for superior results by rewarding executives for achieving short- and long-term performance goals and creating long-term shareholder value;
●	Align the interests of our executives with the interests of our shareholders through performance- and equity-based compensation; and
●	Attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our peer group.

Compensation Components

The following table summarizes the primary components of our executive compensation program and the primary purposes each component serves in furthering the objectives of our executive compensation program:

Component	Characteristics	Primary Purposes
Base Salary	Annual fixed cash compensation

Attract and retain talented executives through an annual salary that reflects the executive’s performance, experience and scope of responsibilities.

Mitigate pressure to take unnecessary or excessive risks or unduly focus on the price of our common shares.

Annual Cash Incentive Awards	Annual variable performance-based cash compensation	Motivate executives to achieve performance objectives that directly relate to our annual operating and strategic goals.
Long-Term Equity Incentive Awards	Long-term variable equity awards granted annually as a combination of PSUs and RSUs

Align the interests of our executives with the interests of our shareholders.

Motivate executives to achieve multi-year financial and strategic goals and create long-term shareholder value.

Retain talented executives for the long-term.

Pay-for Performance

Pay-for-performance is the fundamental objective of our executive compensation philosophy. As a result, the Committee believes that a majority of each named executive officer’s pay should be at-risk or variable and dependent on our performance and/or stock price (i.e., performance-based). The following graphs show the percentage of Mr. Campisi’s and our other named executive officers’ total target compensation for fiscal 2017 that was performance-based.

2017 COMPENSATION AWARDED

Executive Compensation and Governance Practices

The following table sets forth executive compensation and governance policies and practices we have implemented to advance the objectives of our executive compensation program and to align our practices and policies with industry-leading standards.

Practice		Big Lots Policy
Pay-for-Performance Philosophy	✓	A majority of the total target compensation opportunity of our named executive officers is at-risk or variable and dependent on our performance and/or stock price.
Stock Ownership Requirements	✓	All of our executive officers and outside directors are subject to stock ownership requirements.
Clawback Policy	✓	All of our executive officers are also subject to a compensation clawback policy.
Independent Compensation Consultant	✓	The Committee engages an independent compensation consultant that reviews and advises the Committee on executive compensation. The consultant performs services solely for the Committee.
Independent Board Chair	✓	We maintain separate CEO and Chairman of the Board positions.
Anti-Hedging and Pledging Policy	✓	We do not allow our directors or Leadership Team members to enter into any hedging or pledging transactions relating to our common shares.

Excise Tax Gross-Ups	✓	We do not pay excise tax gross up under our employment agreements or our new severance agreements in the event of a change in control.
Dividends on Unearned Awards	✓	We do not pay dividends on unearned performance awards.

2017 Say-on-Pay Advisory Vote and Shareholder Engagement

At our 2017 annual meeting of shareholders, our shareholders approved the compensation of our named executive officers with approximately 95% of votes cast in favor of our say-on-pay resolution. The Committee considers this vote a positive endorsement of our executive compensation program, and our shareholders’ overwhelming support of our 2017 say-on-pay resolution and discussions with our shareholders before our 2017 annual meeting contributed to the Committee’s decision to not make significant changes to our current executive compensation program.

Executive Compensation Process

Roles in Compensation Determination Process

The principal roles of the Committee, our outside directors, our CEO and members of management in our executive compensation determination process are as follows:

Responsible Party	Role
Compensation Committee

Lead the process for establishing our annual executive compensation program and approve or recommend that the Board approve compensation actions.

Consult with management and compensation consultant regarding employee benefit and compensation programs, plans and awards.

All Outside Directors	Conduct comprehensive evaluation of CEO performance. Approve annual executive compensation program and finalize compensation awards for the members of our Leadership Team.
CEO	Provide the Committee and other outside directors with an annual performance evaluation and compensation recommendation for each of the other members of our Leadership Team in the first quarter of each fiscal year based on the CEO’s direct knowledge of their respective performance and contributions.
Management

Make recommendations to the Committee and our CEO in the design and administration our employee benefit and compensation programs, plans and awards in accordance with the Committee’s charter and our compensation plans.

Advise the Committee and our CEO regarding the competitiveness of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs.

Fiscal 2017 Compensation Determination Process

At its February and March 2017 meetings, the Committee:

●	reviewed and discussed the continued appropriateness of our executive compensation program, including its objectives, policies, components and processes;
●	reviewed and discussed in executive session Mr. Campisi’s performance, contributions and value to our business;
●	reviewed and discussed Mr. Campisi’s performance evaluations and compensation recommendations for the other Leadership Team members;

●	reviewed and discussed comparative compensation survey data;
●	considered internal pay equity by comparing the compensation of Mr. Campisi to the compensation of the other members of our Leadership Team;
●	prepared its fiscal 2017 compensation recommendations for each member of our Leadership Team;
●	determined that the performance trigger for the 2016 RSUs was achieved;
●	determined that the performance metrics for the 2014 PSUs had been achieved; and
●	determined that a bonus was payable under the annual incentive awards for fiscal 2016 as a result of corporate performance in fiscal 2016.

At our March 2017 Board meeting:

●

the Committee discussed its compensation recommendations (which were consistent with Mr. Campisi’s recommendations) with the other outside directors, including the underlying data and analysis and the form, amount of, and rationale for the recommended compensation; and

●	the outside directors finalized the compensation awards for the Leadership Team members consistent with the Committee’s recommendations.

Performance Evaluation Process

Our CEO, the Committee and our outside directors generally consider the following objective and subjective factors when evaluating the performance of the members of our Leadership Team:

●long-term strategic goals ●expense goals ●fostering teamwork and other corporate values ●the performance of our competitors	●short-term business goals ●operating margin improvement ●optimization of organizational effectiveness and productivity ●same store sales growth of the Company compared to the industry	●profit and revenue goals ●earnings per share growth ●leadership and the development of talent ●specific business challenges and general economic and market conditions

Our CEO, the Committee and the other outside directors do not assign any of these performance factors a specific weight and may consider different factors for each executive.

Independent Compensation Consultant

The Committee has the sole authority to retain compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2017, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant based on its independence, expertise and past service to the Committee. Meridian provided research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees. Meridian kept the Compensation Committee apprised of regulatory developments and market trends related to executive compensation practices. Meridian does not determine or recommend the exact amount or form of executive compensation for any of the named executive officers. Representatives of Meridian attended meetings of the Compensation Committee.

Peer Compensation Data

During the course of establishing the fiscal 2017 executive compensation program, the Committee reviewed compensation data for a group of retailers similar to us with whom we believe we compete for talent (the “Retailer Peer Group”). In selecting the Retailer Peer Group, the Committee considered revenue, gross profit margin, geographic location, gross margin return on investment, market capitalization, net income, earnings per share, price-to-earnings ratio and shareholder return. The companies included in the Retailer Peer Group for fiscal 2017 were:

●Abercrombie & Fitch ●Advance Auto Parts ●American Eagle Outfitters	●Dick’s Sporting Goods ●Dollar General ●Dollar Tree/Family Dollar	●Genesco ●Guess ●Ross Stores

●Ascena Retail Group ●Bed Bath & Beyond ●Burlington Stores	●DSW ●Foot Locker	●Tractor Supply ●Williams – Sonoma

As a secondary reference, the Committee also reviewed executive compensation data regarding a broader group of retail companies included in a compensation survey provided by Equilar. We believe it is important to consult both sets of information because the compensation survey for the broader group includes compensation information on more executives and provides a more extensive basis on which to compare the compensation of the Leadership Team members, particularly those Leadership Team members whose responsibilities, experience and other characteristics are not directly comparable to the executives included in the publicly-available reports of the Retailer Peer Group.

The Committee and our human resources department reviewed each Leadership Team member’s responsibilities and compared, where possible, the total direct compensation levels for our Leadership Team members to the total direct compensation of similarly situated executives within the peer groups. For purposes of this evaluation, no specific weight was given to one peer group over the other and total direct compensation was comprised of salary, annual incentive award at target and equity awards.

As discussed in this CD&A, we determine compensation subjectively based on numerous factors. We do not benchmark or target our compensation at any particular level in relation to the compensation of the peer groups. Rather, the peer group data provides a point of reference and market check.

Components of our Executive Compensation Program

We seek to achieve the objectives of our executive compensation program by awarding the following primary components of compensation to our executive officers:

Component	Characteristics	Fiscal 2017 Metric
Base Salary	Annual fixed cash compensation	Based on annual performance review
Annual Cash Incentive Awards	Annual variable performance-based cash compensation	100% adjusted operating profit
Long-Term Equity Incentive Awards	Long-term variable equity awards granted annually as a combination of PSUs and RSUs	PSUs – EPS and ROIC performance during three annual service periods RSUs – Vest ratably over three years upon satisfaction of operating profit performance requirement

We believe each of these individual compensation components and the total mix of compensation components are necessary to provide a competitive executive compensation program and advance the objectives of our executive compensation program.

Base Salary

The Committee annually reviews and establishes the base salary for each named executive officer, subject to the minimum salary requirements set forth in the employment agreements described below in “Agreements with Named Executive Officers – Employment Agreements” to which we are a party with Ms. Bachmann and to which we were a party with Mr. Campisi prior to his retirement. The Committee determines adjustments to the base salaries of our named executive officers based on each executive’s performance, experience, scope of responsibilities and base salary in comparison to our other employees and similarly positioned executives in our Retailer Peer Group and the anticipated future contributions of the executive. The Committee did not assign any specific weighting to these factors. For fiscal 2017, the Committee approved the following salaries for the named executive officers, which became effective on March 26, 2017:

Name	Fiscal 2017 Salary ($)
Mr. Campisi	$1,150,000
Mr. Johnson	$598,350
Ms. Bachmann	$763,850
Mr. Schlonsky	$498,625

Name	Fiscal 2017 Salary ($)
Mr. Robins	$460,000

Annual Cash Incentive Awards

Each of our named executive officers participates in our annual cash incentive award program under the 2006 Bonus Plan. The amount of the annual cash incentive award earned by each named executive officer is based entirely on our corporate performance. On an annual basis with respect to our annual cash incentive award program, the Committee (1) selects one or more performance measures, (2) establishes threshold, target and maximum performance goals for each performance measure and (3) establishes for each named executive officer a percentage of base salary that is earned at the threshold, target and maximum performance levels (with linear interpolation between the specified payout percentages). No annual cash incentive award is earned if we do not meet the threshold performance goal. The Committee may exercise negative discretion to cancel or decrease, but not increase for “covered employees” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended and including applicable rules, regulations and authoritative interpretations thereunder (“IRC”)), the annual cash incentive awards earned. See the “Bonus and Equity Plans” discussion following the Summary Compensation Table for more information regarding our annual cash incentive awards.

Fiscal 2017 Performance Measure

The Committee and the other outside directors selected adjusted operating profit as the performance measure for the annual cash incentive awards for fiscal 2017 because they believe it represents a key indicator of the strength of our operating results and financial condition and incentivizes the participants in our annual cash incentive award program to achieve strong earnings growth.

Fiscal 2017 Performance Goals

The Committee and other outside directors established the performance goals for the adjusted operating profit performance measure based on the annual corporate operating plan established by the Board for fiscal 2017. The minimum performance goal was set at the minimum acceptable level for adjusted operating profit in our annual corporate operating plan for fiscal 2017 while the target and maximum performance goals were respectively set at and above the projected operating profit in our annual corporate operating plan for fiscal 2017.

Fiscal 2017 Payout Percentages

Except for Mr. Campisi and Mr. Robins, the Committee and the other outside directors maintained the same annual cash incentive award payout percentages for our named executive officers for fiscal 2017 that applied for fiscal 2016 primarily as a result of the belief of the Committee and other outside directors that the payout percentages were appropriate to accomplish our executive compensation objectives for fiscal 2017. Mr. Campisi’s and Mr. Robins’ annual incentive award payout percentages were increased to make them competitive with our peers.

The following table sets forth for fiscal 2017 the performance goal established for each performance level and the payout percentage established for each named executive officer for each performance level:

		Payout Percentage (% of salary)
Fiscal 2017 Performance Levels	Performance Goal ($)	Mr. Campisi	Mr. Johnson	Ms. Bachmann	Mr. Schlonsky	Mr. Robins
Below Threshold	0-
	$290,939,014	0	0	0	0	0
Threshold	$290,939,015	65	30	30	30	30
Target	$302,995,027	130	60	60	60	60
Maximum	$324,495,027	260	120	120	120	120

Fiscal 2017 Annual Cash Incentive Awards

To calculate the amount of the annual incentive awards earned under the 2006 Bonus Plan, if any, we first calculate the applicable financial measure for purposes of our financial statements. We then adjust the measure to eliminate the effect of those events, transactions or accrual items described in the 2006 Bonus Plan. The Committee approves such adjustments at the same time it establishes the corporate performance goals and annual incentive award payout percentages applicable to the award. These adjustments may increase or decrease the corporate performance amount achieved. The Committee exercised negative discretion to reduce the corporate performance amount achieved for fiscal 2017 to exclude certain accrual items that would have otherwise increased such amount. The Committee decided to exclude these accrual items principally because they were anticipated as part of the annual corporate operating plan upon which the financial measure and corporate performance goals were established for fiscal 2017, and not because of any corporate or individual performance factors.

The following table sets forth for fiscal 2017 the payout percentage achieved and the annual cash incentive award earned by each named executive officer:

Name	Payout Percentage (% of salary)	Annual Cash Incentive Award ($)
Mr. Campisi	107.3%	$1,233,824
Mr. Johnson	49.5%	$296,291
Ms. Bachmann	49.5%	$378,243
Mr. Schlonsky	49.5%	$246,909
Mr. Robins	49.5%	$227,783

Our operating profit for fiscal 2017 was below our operating plan as established by our Board and management and therefore, our named executive officers earned a bonus between the threshold and target performance levels. As a consequence of the fiscal 2017 bonus payments, total cash compensation paid to the named executive officers for fiscal 2017 was generally at or below the median for our peer groups.

Long-Term Equity Incentive Compensation

For fiscal 2017, we awarded PSUs and RSUs to our named executive officers. Each named executive officer received 60% of their equity awards in the form of PSUs and 40% in the form of RSUs. The Committee determined the value of the equity awards granted to our named executive officers, and the allocation of the equity awards between PSUs and RSUs, based on:

●	management’s estimate of the number of common shares underlying the equity awards to be granted during fiscal 2017 to all recipients other than Mr. Campisi;

●	historical grant information;

●	comparative compensation data;

●	retention factors;

●	corporate performance (particularly operating profit, income from continuing operations, selling and administrative expenses and EPS against planned and prior performance);

●	individual performance;

●	the executive’s level of responsibility;

●	the potential impact that the executive could have on our operations and financial condition; • the market price of our common shares; and

●	Mr. Campisi’s recommendations for the value of the equity awards granted to the other named executive officers.

The Committee did not utilize a particular formula in making these determinations, although Company and individual performance were the most significant factors in determining the value of the equity awards granted to our named executive officers in fiscal 2017. See “Performance Evaluation Process” above for more information regarding how our we evaluate performance.

PSUs and RSUs are settled in our common shares. Any PSUs or RSUs that do not vest will be forfeited. The PSUs and RSUs do not have voting rights. PSUs and RSUs include a dividend-equivalent right, which represents the right to receive the equivalent of any cash dividends payable with respect to our common shares underlying the awards. Any cash dividends will accrue without interest and will vest and be paid only at the time the corresponding PSUs or RSUs vest. Any accrued cash dividends relating to PSUs or RSUs that do not vest will be forfeited.

PSU Award Process

The Committee annually awards a target number of PSUs to our named executive officers subject to (1) the attainment of performance goals applicable to specified performance measures during a three-year performance cycle consisting of three annual service periods and (2) the named executive officer’s continued employment through the end of the performance cycle. A percentage of the target number of PSUs (i.e., the vesting factor) vests based on our average attainment of the performance goals applicable to the performance measures during the three-year performance cycle (with linear interpolation between the performance levels) as described in the following chart:

Performance Level	3-Year Average Performance Attainment	Vesting Factor
Threshold	90%	50%
Target	100%	100%
Maximum	110%	150%

To calculate the attainment of the performance goals, we first calculate the applicable performance measures for purposes of our financial statements and then adjust the performance measures to eliminate the effect of those events, transactions or accrual items described in the Big Lots 2012 Long-Term Incentive Plan (“2012 LTIP”) and approved by the Committee when it establishes the performance goals. These adjustments may increase or decrease the amount achieved for the performance measure. The Committee may also exercise negative discretion to cancel or decrease, but not increase for “covered employees,” the number of PSUs that vest.

The Committee establishes the performance measures and performance goals for each service period at the beginning of the service period. In March 2017, the Committee selected EPS and ROIC as the performance measures for the fiscal 2017 service period and established the performance goals applicable to the first service period of the fiscal 2017 PSU award performance cycle, the second service period of the fiscal 2016 PSU award performance cycle and the last service period of the 2015 PSU award performance cycle. The following table sets forth the performance goals established by the Committee for each performance measure for fiscal 2017 and the amount of each performance measure in fiscal 2017:

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
EPS	50%	$3.69	$4.10	$4.51	$4.27
ROIC	50%	21.1%	23.5%	25.8%	22.7%

Fiscal 2017 PSU Awards

The following table sets forth the target number and grant value of the PSUs awarded to the named executive officers in fiscal 2017 and the performance attained for each performance measure during each completed service period in the fiscal 2017 PSU award performance cycle:

Name	Target Number of PSUs	Grant Value of PSUs
Mr. Campisi	62,925	$3,240,008
Mr. Johnson	15,231	$784,244
Ms. Bachmann	19,444	$1,001,171
Mr. Schlonsky	12,693	$653,562
Mr. Robins	10,202	$525,301

Fiscal 2017 PSU Award Performance Cycle Attainment
(2017-2019)

		Fiscal 2017	Fiscal 2018	Fiscal 2019
EPS	Actual Results	$4.27	TBD	TBD
	Target Performance Goal	$4.10	TBD	TBD
	Performance %	104.2%	TBD	TBD
ROIC	Actual Results	22.7%	TBD	TBD
	Target Performance Goal	23.5%	TBD	TBD
	Performance %	96.8%	TBD	TBD

Fiscal 2016 PSU Awards

The following table sets forth the target number and grant value of the PSUs awarded to the named executive officers in fiscal 2016 and the performance attained for each performance measure during each completed service period in the fiscal 2016 PSU award performance cycle:

Name	Target Number of PSUs	Grant Value of PSUs
Mr. Campisi	82,104	$3,703,711
Mr. Johnson	20,430	$921,597
Ms. Bachmann	26,080	$1,176,469
Mr. Schlonsky	17,025	$767,998
Mr. Robins	10,263	$462,964

Fiscal 2016 PSU Award Performance Cycle Attainment
(2016-2018)

		Fiscal 2016	Fiscal 2017	Fiscal 2018
EPS	Actual Results	$3.75	$4.27	TBD
	Target Performance Goal	$3.35	$4.10	TBD
	Performance %	111.9%	104.2%	TBD
ROIC	Actual Results	21.8%	22.7%	TBD
	Target Performance Goal	19.2%	23.5%	TBD
	Performance %	113.7%	96.8%	TBD

Fiscal 2015 PSU Awards

The following table sets forth the target number and grant value of the PSUs awarded to the named executive officers in fiscal 2015, the number and value of the PSUs actually earned by the named executive under such awards, the vesting factor applicable to such awards and the performance attained for each performance measure during each service period in the fiscal 2015 PSU award performance cycle:

Name	Target Number of PSUs	Grant Value of PSUs	Number of PSUs Earned	Value of PSUs Earned	Vesting Factor
Mr. Campisi	64,406	$3,184,233	76,385	$3,305,423	118.6%
Mr. Johnson	14,782	$730,822	17,531	$758,742	118.6%
Ms. Bachmann	18,839	$931,400	22,343	$967,005	118.6%
Mr. Schlonsky	9,243	$456,974	10,962	$474,435	118.6%
Mr. Robins	8,213	$382,562	9,740	$421,547	118.6%

Fiscal 2015 PSU Award Performance Cycle Attainment
(2015-2017)

		Fiscal 2015	Fiscal 2016	Fiscal 2017
EPS	Actual Results	$3.02	$3.75	$4.27
	Target Performance Goal	$2.77	$3.35	$4.10
	Performance %	109.0%	111.9%	104.2%
EPS Vesting Factor for 2015 PSU Awards (122.6% + 129.9% +110.4% / 3) = 120.9%
ROIC	Actual Results	18.6%	21.8%	22.7%
	Target Performance Goal	17.0%	19.2%	23.5%
	Performance %	109.2%	113.7%	96.8%
ROIC Vesting Factor for 2015 PSU Awards (123.1% + 134.1% +91.9% / 3) = 116.4%

Fiscal 2017 RSU Awards

The following table sets forth the number and grant value of the RSUs awarded to the named executive officers in fiscal 2017:

Name	Number of RSUs	Grant Value of RSUs
Mr. Campisi	41,949	$2,159,954
Mr. Johnson	10,153	$522,778
Ms. Bachmann	12,962	$667,413
Mr. Schlonsky	8,461	$435,657
Mr. Robins	6,801	$350,183

The RSUs awarded to our named executive officers vest ratably over three years from the grant date of the award, subject to (1) the participant remaining employed by us through each annual vesting date and (2) an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. As a result of our performance in fiscal 2017, the performance requirement for the fiscal 2017 RSU awards was met. Accordingly, one-third of the RSU awards for fiscal 2017 vested on the second trading day after we filed our Current Report on Form 8-K with the SEC reporting the satisfaction of the performance requirement.

Personal Benefits and Perquisites

We provide our named executive officers with certain benefits that are available to nearly all salaried employees, including paid group term life insurance equal to one and a half times base salary, matching contributions to our Savings Plan, and medical and dental insurance. We generally provide the following limited personal benefits and perquisites to employees at or above the vice president level: (1) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (2) enhanced long-term disability insurance coverage; and (3) use of an automobile or payment of an automobile allowance. We believe these personal benefits and perquisites, although immaterial to us in amount, are an important element of total compensation because of the value our executives place on these benefits.

Our Executive Benefit Plan reimburses executives for health-related costs incurred but not covered under our Big Lots Associate Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.

We offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. The benefits provided under the long-term disability plan are greater for our named executive officers than for employees below the vice president level. Under the enhanced long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns 65, whichever occurs earlier. We pay the premiums for this long-term disability coverage and also reimburse our named executive officers for any income taxes resulting from our payment of such premiums.

In fiscal 2017, the Committee authorized Mr. Campisi to use the corporate aircraft for up to $100,000 of non-business flights (as calculated in accordance with the methodology described in the notes accompanying the “Summary Compensation Table for 2017”). We reported imputed income for income tax purposes for the value of his non-business use of corporate aircraft based on the Standard Industry Fare Level in accordance with the IRC. We did not reimburse or otherwise “gross-up” Mr. Campisi for any income tax obligation attributed to his non-business use of corporate aircraft.

Post-Termination and Change in Control Arrangements

The employment agreements and senior executive severance agreements described below in “Agreements with Named Executive Officers” provide our named executive officers with potential severance and change in control payments and benefits. Our equity compensation plans and related award agreements also provide for the accelerated vesting of outstanding stock options, restricted stock, PSUs and RSUs in connection with certain termination events, including the accelerated vesting of equity awards upon a change in control. The change in control provisions of the employment agreements and severance agreements provide the executive certain cash payments and other benefits upon a change in control only if the executive is terminated in connection with the change in control (including a constructive termination). The Committee believes that this “double trigger” structure incentivizes our executive officers to remain objective in connection with, and not be distracted by the personal uncertainties and risks created by, an actual or proposed change in control.

While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation amounts.

See “Potential Payments Upon Termination or Change in Control” below for a discussion of the compensation that may be paid to our named executive officers in connection with a change in control or the termination of employment.

We entered into a Separation Agreement (the “Retirement Agreement”) with Mr. Campisi effective as of April 16, 2018. The Retirement Agreement sets forth all of the payments and benefits (including the treatment of outstanding equity awards) that Mr. Campisi will receive in connection with his retirement. The material terms of the Retirement Agreement are described in the Current Report on Form 8-K that we filed with the SEC on April 17, 2018 which is incorporated by reference herein.

Agreements With Named Executive Officers

Employment Agreements

We are a party to an employment agreement with Ms. Bachmann and we were a party to an employment agreement with Mr. Campisi prior to his retirement on April 16, 2018. The following table summarizes the key provisions of the employment agreements:

Provision	Campisi Employment Agreement	Bachmann Employment Agreement
Term	●Effective until May 3, 2020 with automatic one-year renewal terms beginning on each May 4 thereafter.	●Effective as long as we employ Ms. Bachmann.
Minimum Annual Base Salary	●$1,050,000	●$625,000
Minimum Annual Cash Incentive Bonus Payout Percentages	●120% (target) and 240% (maximum)	●60% (target) and 120% (maximum)
Perquisites	●Authorizes personal use of corporate aircraft in an amount up to $100,000 per calendar year. ●Life insurance policy in an amount equal to two times current base salary.	●None
Retirement Benefits	●Provides certain payments and benefits if Mr. Campisi retires after May 3, 2020 and complies with all restrictive covenants.	●None
Restrictive Covenants
●Confidentiality (infinite).
●Non-solicitation (two years, but reduced to six months following a change in control).
●Non-disparagement (infinite).
●Non-competition (two years, but reduced to six months following a change in control).
●Continuing cooperation (infinite).

●Confidentiality (infinite).
●Non-solicitation (two years).
●Non-disparagement (infinite).
●Non-competition (one year, but reduced to six months following a change in control).
●Continuing cooperation (infinite).

“Golden Parachute” Excise Tax Gross-Up	●None	●None

In negotiating the employment agreements with the executives, we considered many factors, including:

●	our need for the services of the executive;

●	the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition;

●	the skills and past and anticipated future performance of the executive;

●	the compensation paid to similarly-situated executives at peer group companies;

●	the relationship between the compensation offered to the executive and the compensation paid to the other Leadership Team members; and

●	our perception of the relative bargaining power of the Company and the executive.

Senior Executive Severance Agreements

We have entered into a senior executive severance agreement with each of Messrs. Johnson, Schlonsky and Robins and several other key officers who are not parties to an employment agreement. The senior executive severance agreements expire on the first anniversary of the date of execution and automatically renew for an additional year unless we provide the executive at least 30 days’ notice of non-renewal. The senior executive severance agreements provide for the following severance benefits if, within 24 months after a change in control, the executive is terminated by us (other than for cause) or as a result of a constructive termination: (1) a lump-sum payment equal to 200% of the executive’s then current annual salary and maximum annual incentive award; and (2) for a period of one year, the executive is entitled to participate in any group life, hospitalization or disability insurance plan, health program or other executive benefit plan generally available to similarly titled executive officers. The executives are also entitled to reimbursement of legal fees and expenses they incur in seeking to enforce their rights under the agreement.

During fiscal 2017, the Committee amended all new senior executive severance agreements to eliminate a gross-up payment to offset any excise taxes upon a change of control and termination. For all grandfathered senior executive severance agreements, to the extent that payments to the executive pursuant to the senior executive severance agreement (together with any other amounts received by the executive in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the IRC, payments under the agreement will be increased to the extent necessary to place the executive in the same after-tax position as the executive would have been if no excise tax or assessment had been imposed on any such payment to the executive under the agreement or any other payment that the executive may receive as a result of such change in control. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and/or 280G of the IRC. All grandfathered senior executive severance agreements will be amended to eliminate this gross-up provision at the end of fiscal 2018.

Severance Plan

The Board adopted the Severance Plan, which covers each of our named executive officers and several of our other key executives, to provide a more uniform approach to severance for our executives that avoids the use of individual severance agreements and ensures that restrictive covenants apply to our key executives. The payments and benefits to which our named executive officers would be entitled to under the Severance Plan (collectively, the “Severance Benefits”) if they are terminated without Cause (as defined in the Severance Plan) or as a result of a Constructive Termination (as defined in the Severance Plan) are described below in the “Potential Payments Upon Termination or Change in Control – Involuntary Termination Without Cause.”

The Severance Plan also imposes confidentiality, non-competition, non-solicitation, non-disparagement and post-termination cooperation obligations on participants. The non-competition and non-solicitation obligations apply during the period of employment and continue until the end of the restriction period set forth in the Severance Plan.

The Severance Plan does not provide a gross-up payment to any participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the IRC.

If Ms. Bachmann is entitled to benefits under the Severance Plan and to severance benefits under her employment agreement, she will receive the greater of (i) the aggregate benefits payable under the Severance Plan or (ii) the aggregate severance benefits payable under her employment agreement.

As indicated above, the Retirement Agreement sets forth all of the payments and benefits (including the treatment of outstanding equity awards) that Mr. Campisi will receive in connection with his retirement.

Retirement Plans

We maintain two retirement plans: (1) a tax-qualified defined contribution plan (“Savings Plan”); and (2) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”). We terminated our tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”) on January 31, 2016 and our non-qualified supplemental pension plan (“Supplemental Pension Plan”) on December 31, 2015. We believe that the Savings Plan and Supplemental Savings Plan are generally commensurate with the retirement plans provided by companies in our peer groups and that providing these plans enhance our ability to attract and retain qualified executives. See the “Nonqualified Deferred Compensation – Supplemental Savings Plan” section of this Proxy Statement for a discussion of our retirement plans.

Other Executive Compensation Policies and Practices

Minimum Share Ownership Requirements and Hedging and Pledging Prohibition

The Board has adopted minimum share ownership requirements for all outside directors and Leadership Team members. These requirements are designed to align the long-term interests of our outside directors and executives with those of our shareholders. Under the requirements, the outside directors and Leadership Team members must own common shares having an aggregate value equal to at least the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:

Title	Multiple of Retainer or Salary
Outside Director	5x
Chief Executive Officer	5x
Executive Vice President	2.5x
Senior Vice President	2x

Shares counted toward these requirements include common shares held directly or through a broker, common shares held under the Savings Plan or Supplemental Savings Plan, unvested restricted stock, unvested RSUs, unvested PSUs (at the threshold amount), deferred stock units and vested but unexercised in-the-money stock options. Each outside director that served on the Board when these requirements were adopted in March 2008 is required to meet the requirements at each annual adjustment date (the “testing date”). Outside directors and executives must meet the requirements on the first testing date for outside directors or executives following the fifth anniversary of their election, hire or promotion, as applicable. As of March 12, 2018, each outside director and executive who has been on the Board or a Leadership Team member for at least five years satisfied our minimum share ownership requirements.

In addition to the minimum share ownership requirements, we do not allow our outside directors or Leadership Team members to enter into any hedging, pledging or monetization transactions involving our common shares.

Equity Grant Timing

Pursuant to the terms of the 2012 LTIP and the 2017 LTIP, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. Consistent with prior years, in fiscal 2017, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards was the second trading day following our release of fiscal 2016 results. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Committee or any employee manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the 15th day of the month following the month of the hire or promotion date. We have no policy of timing the grant date of equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.

Tax and Accounting Considerations

The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m) of the IRC. In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.

The exception from Section 162(m)’s annual deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation otherwise deductible with respect to each of our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Committee’s efforts to structure the executive team annual cash incentives and performance-based compensation in a manner intended to meet the exception from Section 162(m)’s deduction limits, no assurance can be given that compensation intended to satisfy the requirements of Section 162(m) in fact will, due to ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit. Further, the Committee reserves the right to modify compensation that was initially intended to meet the exception from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Executive Compensation Program for Fiscal 2018

In establishing the executive compensation program for fiscal 2018, the Committee engaged Meridian to:

●	provide comparative compensation data;
●	review and recommend changes to our executive compensation program;
●	review the appropriateness of our Retailer Peer Group; and
●	compare the amount and form of executive compensation paid to our executives against the compensation paid to similarly-situated executives at companies within the Retailer Peer Group.

The Committee did not make any material changes to the design of our executive compensation program when establishing compensation for fiscal 2018 other than granting an additional award of restricted stock units to Messrs. Johnson, Schlonsky and Robins and Ms. Bachmann in consideration for the additional responsibilities they assumed during fiscal 2017, which will vest in fiscal 2020 subject to the executive’s continued employment. With the exception of the additional restricted stock units award discussed in the preceding sentence, for fiscal 2018, we awarded RSUs and PSUs with the same weighting as fiscal 2017, with the RSUs vesting ratably over three years from the grant date of the award with a performance component and the PSUs vesting only if we meet performance targets over a three-year performance period with three separate service periods. For the fiscal 2018 service period, the PSU performance targets are based on EPS and ROIC, each of which account for 50% of the performance component of the PSUs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the above CD&A with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for fiscal 2017 (“Form 10-K”).

Members of the Compensation Committee
Nancy A. Reardon (Chair)
Jeffrey P. Berger	Philip A. Mallott
Marla C. Gottschalk	Russell E. Solt

Summary Compensation Table for 2017

Name and Principal Position (1) (a)	Year (b)	Salary ($) (2) (c)	Bonus ($) (d)	Stock Awards ($) (3) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (5)(6) (i)	Total ($) (j)
David J. Campisi, Chief Executive Officer and President (7)	2017	1,142,308	-	5,399,962	-	1,233,824	-	569,418	8,345,512
	2016	1,092,308	-	6,172,807	-	2,294,028	-	240,384	9,799,527
	2015	1,034,656	-	5,307,038	-	2,089,206	-	196,084	8,626,984
Timothy A. Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer	2017	595,668	-	1,307,022	-	296,291	-	207,378	2,406,359
	2016	578,317	-	1,535,950	-	605,749	-	71,132	2,791,148
	2015	543,935	-	1,218,004	-	545,266	-	49,404	2,356,609
Lisa M. Bachmann, Executive Vice President, Chief Merchandising and Operating Officer	2017	760,427	-	1,668,585	-	378,243	-	231,466	3,038,721
	2016	738,277	-	1,960,751	-	773,296	-	101,014	3,573,338
	2015	694,773	-	1,552,317	-	696,851	-	57,816	3,001,757
Michael A. Schlonsky, Executive Vice President, Human Resources and Store Operations	2017	496,390	-	1,089,219	-	246,909		156,370	1,988,888
	2016	481,931		1,279,951		504,790	228,547	116,861	2,612,080
	2015	446,312	-	761,574	-	408,089	605	60,838	1,677,418
Ronald A. Robins Jr., Senior Vice President, General Counsel and Corporate Secretary (8)	2017	456,577	-	875,484	-	227,783	-	56,769	1,616,613
	2016	435,788	-	771,561	-	380,383	-	52,557	1,640,289

____________________

(1)

We are a party to an employment agreement with Ms. Bachman and we were a party to an employment agreement with Mr. Campisi prior to his retirement on April 16, 2018, the material terms of which are described in the “Agreements with Named Executive Officers – Employment Agreements” section of the CD&A. We are a party to a senior executive severance agreement with Mr. Johnson, Mr. Schlonsky, and Mr. Robins, the material terms of which are described in the “Agreements with Named Executive Officers – Senior Executive Severance Agreements” section of the CD&A. We are a party to an executive severance plan with each of our named executive officers, the material terms of which are described in the “Agreements with Named Executive Officers – Severance Plan” section of the CD&A. We entered into the Retirement Agreement with Mr. Campisi effective as of April 16, 2018. The Retirement Agreement sets forth all of the payments and benefits (including the treatment of outstanding equity awards) that Mr. Campisi will receive in connection with his retirement.

(2)	The amounts in this column reflect the salary earned by each named executive officer during fiscal 2017.
(3)

The amounts in this column reflect the sum of (i) the grant date fair value of the RSUs, as determined in accordance with ASC 718, and (ii) the estimated fair value of the PSUs awarded to the named executive officers under the 2012 LTIP.

(4)	The amounts in this column reflect annual incentive awards earned under the 2006 Bonus Plan for performance during each of the last three fiscal years.
(5)	For fiscal 2017, the amounts in this column include the following compensation for the executives, as more fully described in the table included with this footnote:
i.	The reimbursement of taxes related to our payment of healthcare costs, including costs covered by the Executive Benefit Plan, long-term disability insurance premiums, and relocation expenses;
ii.

Matching contributions made by Big Lots pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

iii.

Healthcare costs paid by Big Lots pursuant to the Executive Benefit Plan, which is described in the “Components of our Executive Compensation Program – Personal Benefits and Perquisites” section of the CD&A;

iv.	Premiums paid by Big Lots for life insurance, which is generally available to all full-time employees;

v.	Premiums paid by Big Lots for long-term disability insurance, which is described in the “Components of our Executive Compensation Program – Personal Benefits and Perquisites” section of the CD&A;
vi.	The cost to Big Lots associated with the executive’s use of an automobile or receipt of a cash allowance in lieu of an automobile;
vii.	The aggregate incremental cost to Big Lots associated with non-business use of non-commercial aircraft by Mr. Campisi;
viii.	Matching charitable contributions made by Big Lots; and
ix.	Dividends paid on vested RSU and PSU awards.

The aggregate incremental cost of non-business use of non-commercial aircraft is calculated based on the direct costs we incur in connection with operating a flight, including expenses for fuel, oil, landing, ground services, on-board catering, and other miscellaneous variable costs. Due to the fact that the non-commercial aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, and leasing costs for the aircraft, are excluded. We did not reimburse or otherwise “gross-up” Mr. Campisi for any income tax obligation attributed to his non-business use of non-commercial aircraft. The benefit of non-business use of non-commercial aircraft, which was approved by the Compensation Committee for fiscal 2017 as part of Mr. Campisi’s overall compensation package, is described in the “Components of our Executive Compensation Program – Personal Benefits and Perquisites” section of the CD&A.

Name	Mr. Campisi	Mr. Johnson	Ms. Bachmann	Mr. Schlonsky	Mr. Robins
Reimbursement of Taxes ($)	19,140	5,686	7,582	18,986	4,080
Big Lots Contributions to Defined Contribution Plans ($)	10,800	10,800	10,800	10,800	10,800
Big Lots Paid Health Care under Executive Benefits Plans ($)	19,323	4,718	6,776	19,155	6,707
Big Lots Paid Life Insurance Premiums ($)	775	693	775	579	533
Big Lots Paid Long-Term Disability Insurance Premiums ($)	1,454	1,454	1,454	1,454	1,447
Use of Automobile or Automobile Allowance ($)	46,379	13,200	13,200	13,200	13,200
Non-Business Aircraft Usage ($)	73,525	-	-	-	-
Matching Charitable Contributions ($)	15,000	15,000	15,000	15,000	15,000
Dividend Payments ($)	383,022	155,827	175,879	77,196	5,002
____________________

(6)

We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts in this column.

(7)	Mr. Campisi retired as our CEO and President and as a director effective as of April 16, 2018.
(8)	Mr. Robins was not a named executive officer in fiscal 2015.

Bonus and Equity Plans

The amounts reported in the Summary Compensation Table above include awards granted to the named executive officers under the 2006 Bonus Plan and the 2012 LTIP. Below is a description of the material terms of each plan and the awards made under those plans to our named executive officers, as reflected in the following Grants of Plan-Based Awards in Fiscal 2017 table.

Big Lots 2006 Bonus Plan

The 2006 Bonus Plan provides for cash compensation, which we have structured in a manner intended to qualify as “qualified performance-based compensation” under Section 162(m) of the IRC, to be paid annually when we meet or exceed pre-established minimum corporate performance amounts under one or more financial measures approved by the Compensation Committee and other non-employee directors at the start of the fiscal year. Whether we will achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum annual incentive award exists, and the Compensation Committee has the discretion to cancel or decrease an annual incentive award (but may not increase an annual incentive award for a covered employee (as that term is used within Section 162(m) of the IRC)) calculated under the 2006 Bonus Plan. Any payments made with respect to a fiscal year are made in the first quarter of the following fiscal year. The annual incentive awards that may be earned under the 2006 Bonus Plan range from the threshold to the maximum annual incentive award payout percentages, and include all amounts in between. The smallest target and maximum annual incentive award payout percentages that may be set annually for our named executive officers who are a party to an employment agreement with us are set forth in their respective employment agreements. The threshold annual incentive award payout percentage is pre-established annually by the Compensation Committee and the other non-employee directors and has historically been one-half of the target annual incentive award payout percentage. Subject to the terms of the employment agreements, the Compensation Committee and the other non-employee directors retain the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s annual incentive award opportunity with our compensation philosophy. Pursuant to the terms of the 2006 Bonus Plan, the maximum annual incentive award payable under the plan to a participant in a single fiscal year is $4,000,000. See the “Components of our Executive Compensation Program – Annual Cash Incentive Awards” and “Agreements with Named Executive Officers – Employment Agreements” sections of the CD&A for more information regarding the 2006 Bonus Plan and the awards made under that plan for fiscal 2017.

Big Lots 2012 Long-Term Incentive Plan

From May 23, 2012 through May 25, 2017, all employee equity awards, including those made to our named executive officers, were granted under the 2012 LTIP. The 2012 LTIP authorized the grant of (1) non-qualified stock options (“NQSOs”), (2) incentive stock options (“ISOs”) as defined in Section 422 of the IRC, (3) stock appreciation rights (“SARs”), (4) restricted stock, (5) RSUs, (6) deferred stock units, (7) performance shares, (8) PSUs, (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”).

Each stock option granted under the 2012 LTIP allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards under the 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2012 LTIP, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the outstanding restricted stock awards granted pursuant to the 2012 LTIP, if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window after the fifth anniversary of the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest on the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled, or if the recipient is terminated without cause, after we meet the first trigger but before the lapse of five years. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient voluntarily terminates employment with us prior to vesting.

The RSUs awarded to our named executive officers in fiscal 2017 pursuant to the 2012 LTIP covered a fixed number of RSUs. The RSUs will vest, if at all, ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date (except in the case of death, disability, retirement, involuntary termination or constructive termination). These RSUs are also subject to an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. The performance component is designed to preserve the deductibility of the RSU awards under Section 162(m) of the IRC.

The PSUs awarded to our named executive officers in fiscal 2017 covered a target number of PSUs. The PSUs will vest, if at all, after the completion of a three-year performance period, based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement).

The actual number of PSUs that will vest will increase to 150% of the target number if we achieve the maximum performance levels for both of the EPS and ROIC performance goals, and decrease to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the EPS and ROIC performance goals, 50% of the target number of PSUs will vest. The percentage of the target number of PSUs that will vest for performance between the threshold and maximum performance levels will increase proportionately from 50% to 150% based on our actual performance. For the first service period of the fiscal 2017 PSU awards, the Committee established the threshold, target and maximum EPS performance levels at $3.69, $4.10 and $4.51, respectively, and the threshold, target and maximum ROIC performance levels at 21.1%, 23.5% and 25.8%, respectively.

Upon a change in control (as defined in the 2012 LTIP), all awards outstanding under the 2012 LTIP automatically become fully vested. For a discussion of the change in control provisions in our named executive officers’ employment agreements and senior executive severance agreements and the 2012 LTIP, see the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below. See the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2012 LTIP in fiscal 2017.

Big Lots 2017 Long-Term Incentive Plan

All equity awards granted to our employees and non-employee directors since May 25, 2017 have been granted under the 2017 LTIP. The 2017 LTIP authorizes grants of (1) NQSOs, (2) ISOs, (3) SARs, (4) restricted stock, (5) RSUs, (6) deferred stock units, (7) performance shares, (8) PSUs, (9) performance units, (10) cash-based awards, and (11) other stock-based awards. All of our and our affiliates’ employees, outside directors and consultants are eligible to receive Awards under the 2017 LTIP.

The total number of common shares available for Awards under the 2017 LTIP is equal to the sum of (1) 5,500,000 newly issued common shares plus (2) any common shares subject to the 1,743,116 outstanding full value awards as of January 28, 2017 under the 2012 LTIP that on or after January 28, 2017 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares).

Of the total number of common shares available for grant under the 2017 LTIP, no more than 5,500,000 common shares may be issued pursuant to grants of ISOs during the term of the 2017 LTIP. A participant may receive multiple Awards under the 2017 LTIP.

In fiscal 2017, the only awards made pursuant to the 2017 LTIP were the RSUs awarded to our non-employee directors, which are discussed in the “Director Compensation” section of this Proxy Statement.

Grants of Plan-Based Awards in Fiscal 2017

The following table sets forth each award made to our named executive officers in fiscal 2017 under the 2006 Bonus Plan and the 2012 LTIP.

	Grant Date (1) (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh.) (k)	Grant Date Fair Value of Stock and Option Awards ($/ Shr.) (5) (l)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Campisi	-	747,500	1,495,000	2,990,000	-	-	-	-	-	-	-
	3/7/17	-	-	-	31,463	62,925	94,388	-	-	-	3,240,008
	3/7/17	-	-	-	-	-	-	41,949	-	-	2,159,954
Mr. Johnson	-	179,505	359,010	718,020	-	-	-	-	-	-	-
	3/7/17	-	-	-	7,616	15,231	22,847	-	-	-	784,244
	3/7/17	-	-	-	-	-	-	10,153			522,778
Ms. Bachmann	-	229,155	458,310	916,620	-	-	-	-	-	-	-
	3/7/17	-	-	-	9,722	19,444	29,166	-	-	-	1,001,171
	3/7/17	-	-	-	-	-	-	12,962			667,413
Mr. Schlonsky	-	149,588	299,175	598,350	-	-	-	-	-	-	-
	3/7/17	-	-	-	6,347	12,693	19,040	-	-	-	653,562
	3/7/17	-	-	-	-	-	-	8,461			435,657
Mr. Robins	-	138,000	276,000	552,000	-	-	-	-	-	-	-
	3/7/17	-	-	-	5,101	10,202	15,303	-	-	-	525,301
	3/7/17	-	-	-	-	-	-	6,801			350,183
____________________

(1)

As discussed in the “Compensation Policies & Practices – Equity Grant Timing” section of the CD&A, in fiscal 2017, the Board set the grant date for the RSU awards and the service inception date for the PSU awards as the second trading day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms or timing of the equity awards.

(2)

The amounts in columns (c), (d) and (e) represent our named executive officers’ threshold, target and maximum annual incentive award levels, respectively, for fiscal 2017 pursuant to the 2006 Bonus Plan, which annual incentive award levels are further described in the “Components of our Executive Compensation Program – Annual Cash Incentive Awards” section of the CD&A. For fiscal 2017, our named executive officers earned an annual incentive award under the 2006 Bonus Plan, as reflected in column (g) of the Summary Compensation Table.

(3)

The amounts in columns (f), (g) and (h) represent the threshold, target and maximum number of PSUs awarded pursuant to the 2012 LTIP that each named executive officer is eligible to earn depending on the level of achievement of the applicable performance metrics over the three-year performance period. For more information on PSUs, see the narrative preceding this table and the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

(4)

The amounts in column (i) represent RSUs awarded pursuant to the 2012 LTIP, which awards are described in the narrative preceding this table and the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

(5)

This column represents the full grant date fair value of the RSUs as calculated in accordance with ASC 718 and the estimated fair value of the PSUs as of the issuance date based on the probable outcome of the performance conditions.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth, as of the end of fiscal 2017, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (1) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4) (j)
Mr. Campisi	-	-	-			93,221	5,382,581	247,235	14,275,349
Mr. Johnson	35,000	-	-	43.85	3/6/2019	-	-	-	-
	5,000	-	-	30.82	8/28/2019	-	-	-	-
	40,000	-	-	35.72	3/8/2020	-	-	-	-
	-	-	-	-	-	22,630	1,306,656	80,443	4,644,779
Ms. Bachmann	40,000	-	-	43.85	3/6/2019	-	-	-	-
	40,000	-	-	35.72	3/8/2020	-	-	-	-
	-	-	-	-	-	28,882	1,667,647	94,363	5,448,520
Mr. Schlonsky	15,000	-	-	43.85	3/6/2019	-	-	-	-
	5,000	-	-	30.82	8/28/2019	-	-	-	-
	20,000	-	-	35.72	3/8/2020	-	-	-	-
	-	-	-	-	-	18,160	1,048,558	48,961	2,827,008
Mr. Robins	-	-	-	-	-	13,247	764,882	28,678	1,655,868
____________________

(1)

All stock option awards reflected in this table were made pursuant to the 2012 LTIP. Stock option awards made under the 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term.

(2)

The awards reported in column (g) reflect the unvested RSUs awarded to the named executive officers in fiscal 2017, fiscal 2016 and fiscal 2015 under the 2012 LTIP. These RSUs will vest at a rate of one third per year over the first three anniversaries of the grant date. The first third of the fiscal 2016 RSU awards and the second third of the fiscal 2015 RSU awards vested during fiscal 2017. For additional information regarding the fiscal 2017 RSU awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2017 table and the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

(3)

The awards reported in column (i) reflect the following: (1) for Mr. Campisi, Mr. Johnson, Ms. Bachmann and Mr. Schlonsky, a PSU award in fiscal 2017, fiscal 2016 and fiscal 2015 (each at the target amount) and a restricted stock award in fiscal 2013; and (2) for Mr. Robins, a PSU award in fiscal 2017, fiscal 2016 and fiscal 2015 (each at the target amount). If we achieve the maximum performance levels applicable to the PSU awards in fiscal 2017 and fiscal 2016, the total number of PSUs that would vest and be earned for such PSU awards would be: (1) 217,544 for Mr. Campisi; (2) 53,492 for Mr. Johnson; (3) 68,286 for Ms. Bachmann; (4) 44,578 for Mr. Schlonsky; and (5) 30,697 for Mr. Robins. The fiscal 2015 PSU awards vested on April 4, 2018. For additional information on the fiscal 2015 PSU awards, see the narrative discussion in the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

All awards reported in column (i) were made pursuant to the 2012 LTIP. The first trigger for the fiscal 2013 restricted stock award is EPS of $1.50 and the second trigger is EPS of $3.98. Messrs. Johnson and Schlonsky and Ms. Bachmann’s fiscal 2013 restricted stock awards vested on March 12, 2018 and Mr. Campisi’s 2013 restricted stock award vested on April 4, 2018. The actual number of PSUs awarded to each named executive officer in fiscal 2017, fiscal 2016 and fiscal 2015 that will vest and be earned (if any) by each named executive officer is determined after the three-year performance period based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement). For additional information regarding the fiscal 2017 PSU awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2017 table and the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

(4)

The market value was computed by multiplying the number of units or shares by $57.74, the closing price of our common shares on February 3, 2018. If we achieve the maximum performance levels applicable to the PSU awards in fiscal 2017 and fiscal 2016, the aggregate market value for such PSU awards would be: (1) $12,560,990 for Mr. Campisi; (2) $3,088,628 for Mr. Johnson; (3) $3,942,834 for Ms. Bachmann; (4) $2,573,934 for Mr. Schlonsky; and (5) $1,772,445 for Mr. Robins. The fiscal 2015 PSU awards vested on April 4, 2018. For additional information on the fiscal 2015 PSU awards, see the narrative discussion in the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

Option Exercises and Stock Vested in Fiscal 2017

The following table reflects all stock option exercises and the vesting of restricted stock held by each of our named executive officers during fiscal 2017.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Mr. Campisi	28,875	372,808	181,000	8,971,787
Mr. Johnson	20,000	337,200	70,522	3,542,837
Ms. Bachmann	40,000	395,236	83,467	4,258,329
Mr. Schlonsky	15,000	132,900	36,119	1,808,647
Mr. Robins	-	-	4,063	206,797
____________________

(1)	The amounts shown reflect the difference between the exercise price of the option and the market price of the common shares at the time of exercise.

(2)

The amounts shown reflect the number of common shares issued to the named executive officer in settlement of the vesting of stock awards multiplied by the closing price of our common shares on trading day before the vesting date.

Nonqualified Deferred Compensation

Supplemental Savings Plan

All of our named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred compensation and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of our general creditors.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings and Supplemental Savings Plans and selected at the discretion of the participant. All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 3% of salary contributed and 50% for the next 2% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($270,000 for calendar year 2017). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings and Supplemental Savings Plans was $10,800 for fiscal 2017.

Prior to fiscal 2017, under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vests annually beginning on the second anniversary of the employee’s hiring. Under the Savings Plan, a participant who has terminated employment with us is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. Under the Supplemental Savings Plan, a participant who has terminated employment with us for any reason is entitled to receive the Participant Contributions and only the vested portion of the Registrant Contributions. Under both plans, all other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. Upon a change in control of Big Lots, the participant will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

In fiscal 2017, the Savings Plan and Supplemental Savings Plan were amended and all Registrant Contributions in fiscal 2017 and in the future will vest immediately and a participant in the Savings Plan and Supplemental Savings Plan who has terminated employment will be entitled to all funds in his or her account.

Nonqualified Deferred Compensation Table for Fiscal 2017

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.

Name (a)	Executive Contributions in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($) (2) (c)	Aggregate Earnings in Last FY ($) (3) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (4) (f)
Mr. Campisi	687,546	1,874	253,919	-	1,880,035
Mr. Johnson	429,205	3,975	265,318	-	1,927,443
Ms. Bachmann	579,972	3,975	144,007	-	1,179,549
Mr. Schlonsky	24,791	981	150,915	-	854,775
Mr. Robins	38,837	3,675	22,156	-	127,222
____________________

(1)	The amounts in this column are included in the “Salary” column of the Summary Compensation Table for fiscal 2017.
(2)	The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2017.

(3)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2017 (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.
(4)	$761,225, $500,764, $41,172, $64,027, and $47,955 of the amounts in this column were previously reported as compensation to Mr. Campisi, Mr. Johnson, Ms. Bachmann, Mr. Schlonsky, and Mr. Robins, respectively, in the Summary Compensation Table for the prior years reported.

Potential Payments Upon Termination or Change in Control

The “Rights Under Post-Termination and Change in Control Arrangements” section below summarizes the rights of our named executive officers under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated.

The “Estimated Payments if Triggering Event Occurred at 2017 Fiscal Year End” section below sets forth the payments that would have been received by each executive (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us terminated on February 3, 2018: (1) involuntarily without cause (including a constructive termination (as defined in the Severance Plan)); (2) in connection with the executive’s disability; (3) upon the executive’s death; (4) upon the executive’s retirement (only Ms. Bachmann was retirement eligible at the end of fiscal 2017); or (5) in connection with a change in control. We entered into the Retirement Agreement with Mr. Campisi effective as of April 16, 2018. The Retirement Agreement sets forth all of the payments and benefits (including the treatment of outstanding equity awards) that Mr. Campisi will receive in connection with his retirement.

Rights Under Post-Termination and Change in Control Arrangements

Termination for Cause

If a named executive officer who is a party to an employment agreement with us (Ms. Bachmann and, prior to his retirement, Mr. Campisi) is terminated for cause or due to his or her voluntary resignation, we have no obligation under the employment agreement to pay any unearned compensation or to provide any future benefits to the executive; provided, however that, prior to his retirement, Mr. Campisi would have been entitled to the payments and benefits described below in “Involuntary Termination Without Cause” if he terminated for “good reason.”

Involuntary Termination Without Cause

If a named executive officer is involuntarily terminated without cause (including a constructive termination), the Severance Plan would entitle the named executive officer to:

●	a cash payment equal to the product of (1) the named executive officer’s annualized base salary in effect on the date of termination and (2) a multiple thereof;
●

a cash payment equal to a prorated portion of the annual incentive award that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;

●	a cash payment for outplacement assistance;
●

continued coverage for the named executive officer under our health plans until the last day of the calendar month in which the post-termination restriction period applicable to the named executive officer elapses, plus the amount necessary to reimburse the named executive officer for the taxes he or she would be liable for as a result of such continued coverage; and

●

prorated vesting of all unvested, outstanding restricted stock awards granted to the named executive officer on or before February 1, 2014 and, upon achievement of the applicable performance trigger, prorated vesting of all unvested, outstanding RSU awards granted to the named executive officer.

Termination due to Disability or Death

If a named executive officer is terminated as a result of his or her disability or death:

●

the Severance Plan would entitle the named executive officer to a cash payment equal to a prorated portion of the annual incentive award that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;

●

unvested restricted stock awards granted under the 2012 LTIP would vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed;

●

unvested stock options granted under the 2012 LTIP in and after fiscal 2009 would vest on the date of termination, provided that the date of termination occurs at least six months following the grant date;

●

a prorated portion of the unvested PSUs granted under the 2012 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

●	a prorated portion of the unvested RSUs granted under the 2012 LTIP would vest on the termination date.

In addition, prior to his retirement, all of Mr. Campisi’s unvested, outstanding service-based equity awards and RSUs granted after February 1, 2014 would have become fully vested pursuant to his employment agreement if his employment with us had terminated as a result of his disability or death.

Termination Upon Retirement

If a named executive officer is terminated as a result of his or her retirement (as defined in the applicable award agreement):

●

a prorated portion of the unvested PSUs granted under the 2012 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

●	if the performance condition is satisfied before the third anniversary of the grant date, a prorated portion of the unvested RSUs granted under the 2012 LTIP would vest on the termination date.

In addition, Mr. Campisi’s employment agreement provided that if he retired after May 3, 2020:

●

Mr. Campisi would have been eligible (based on our achievement of at least the threshold performance goal) to receive a prorated annual incentive award for the fiscal year in which his termination is effective;

●

all of Mr. Campisi’s unvested, outstanding service-based equity awards and RSUs granted for which the performance condition has been satisfied would have continued to vest for 24 months after the date of termination and any such awards and units that vest more than 24 months after the date of termination would have been forfeited; and

●

a pro rata portion of Mr. Campisi’s unvested, outstanding performance-based equity awards would have vested. The pro rata portion would have been determined by (1) multiplying the amount of such award or grant that would have been earned had Mr. Campisi remained employed through the last vesting date under such award or grant by (2) a fraction, the denominator of which would have been the total number of days between the grant date of the award and the last vesting date under such award and the numerator of which would have been the number of days between the grant date of the award and Mr. Campisi’s termination date plus 730, provided such fraction would never exceed 1.00. 730 would have been added to the numerator, as it was the equivalent number of days to the 24 months of continued vesting used for Mr. Campisi’s service-based equity grants and RSUs equivalent to the time Mr. Campisi would have been subject to the restrictive covenants imposed by his employment agreement.

Termination in connection with Change in Control

If terminated without cause (including a constructive termination) within 24 months after a change in control, the senior executive severance agreements would entitle Mr. Johnson, Mr. Schlonsky and Mr. Robins to (1) a lump-sum payment equal to 200% of the executive’s then current annual base salary and maximum annual incentive award and (2) continued coverage under our health plans for up to one year after the date of termination.

If terminated without cause (including a constructive termination and, in the case of Mr. Campisi prior to his retirement, termination for good reason), the employment agreements would entitle Ms. Bachmann and, prior to his retirement, would have entitled Mr. Campisi to (1) a lump-sum payment equal to 200% of the highest annual base salary and maximum annual incentive award in effect during the three months before and the 24 months after the change in control and (2) continued coverage under our health plans for up to two years after the date of termination, plus the amount necessary to reimburse him or her for the taxes he or she would be liable for as a result of such continued healthcare coverage.

In addition, upon a change in control:

●	all unvested restricted stock awards granted to the named executive officer under the 2012 LTIP would vest;
●	all unvested stock options granted to the named executive officer under the 2012 LTIP would vest;
●	if the change in control occurs before the third anniversary of the grant date, all unvested RSUs granted to the named executive officer under the 2012 LTIP would vest; and
●

if the change of control occurs before the end of the applicable performance period, the greater of (1) the target number of PSUs and (2) a number of PSUs calculated based on the satisfaction of the applicable performance conditions before the change in control, would vest for each named executive officer.

Upon a change in control, each participating named executive officer would also receive a lump sum payment of all vested and unvested amounts under the Supplemental Savings Plan. (See the “Nonqualified Deferred Compensation” section above for more information regarding the Supplemental Savings Plan and our named executive officers’ aggregate balances under such plans at the end of fiscal 2017.)

Change in Control Described

Generally, pursuant to the 2012 LTIP, the 2017 LTIP, the Supplemental Savings Plan (as to amounts earned and vested before January 1, 2005, including earnings attributable to such amounts) and the Severance Plan, a change in control is deemed to occur if:

●	any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more of our outstanding voting securities;
●	a majority of the Board is replaced within any two-year period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

●	our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company, except pursuant to the terms of the 2012 LTIP, the 2017 LTIP and the Severance Plan, which requires the consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of our assets (including, without limitation, a plan of liquidation), which has been approved by our shareholders.

Consistent with the provisions of Section 409A (“Section 409A”) of the IRC, pursuant to our named executive officers’ employment agreements, the senior executive severance agreements, the 2006 Bonus Plan and the Supplemental Savings Plan (as to all amounts earned and vested on or after January 1, 2005), a change in control is deemed to occur upon:

●	the acquisition by any person or group (as defined under Section 409A) of our common shares that, together with any of our common shares then held by such person or group, constitutes more than 50% of the total fair market value or voting power in our outstanding voting securities;

●	the acquisition by any person or group, within any one year period, of 30% or more of our outstanding voting securities;
●	a majority of the Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of such appointment or election; or

●	the acquisition by any person or group, within any one year period, of 40% or more of the total gross fair market value of all of our assets, as measured immediately prior to such acquisition(s).

Notwithstanding the foregoing definitions, pursuant to our named executive officers’ employment agreements, senior executive severance agreements, the 2012 LTIP, the 2017 LTIP, the 2006 Bonus Plan and the Severance Plan, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Estimated Payments if Triggering Event Occurred at 2017 Fiscal Year-End

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:

●	Except as otherwise provided in the tables below, the amounts are calculated based on compensation levels and benefits effective at February 3, 2018, the last day of fiscal 2017.
●

We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) applied to each month these benefits would be provided to the named executive officer. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related tax gross-up amounts. The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

●

The amounts in the “Accelerated Equity Awards” row under the “Termination upon Disability” and “Termination upon Death” columns in the tables below represent the value (as of the final trading day on the NYSE during fiscal 2017) of (1) 80% of the unvested restricted stock awarded to each named executive officer in fiscal 2013, (2) all of the unvested stock options awarded to our named executive officers in and after our 2011 fiscal year, (3) a prorated portion of the unvested RSUs granted under the 2012 LTIP, (4) a prorated portion of the unvested PSUs granted under the 2012 LTIP in fiscal 2016 and fiscal 2017 assuming that the applicable performance goals will be achieved at the target level, and (5) the PSUs granted under the 2012 LTIP in fiscal 2015, that will vest based on our actual performance. If termination of employment resulted from death or disability, the unvested restricted stock awards made under the 2012 LTIP will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. The first trigger for the restricted stock awarded to the named executive officers in fiscal 2013 was met as a result of our performance in fiscal 2013. Accordingly, 80% of the fiscal 2013 restricted stock award awarded to each named executive officer would have vested at the end of fiscal 2017 had the executive’s employment terminated on such date as a result of their death or disability. Messrs. Johnson and Schlonsky and Ms. Bachmann’s fiscal 2013 restricted stock awards vested on March 12, 2018 and Mr. Campisi’s fiscal 2013 restricted stock award vested on April 4, 2018. In addition, if Mr. Campisi’s employment had terminated prior to his retirement as a result of his disability or death, all of Mr. Campisi’s unvested, outstanding service-based equity awards and RSUs granted after February 1, 2014 would have become fully vested upon termination. If a named executive officer dies or becomes disabled before the last scheduled vesting date of a stock option awarded in and after our 2009 fiscal year, the then-remaining unvested portion of that stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date. The amounts in the “Accelerated Equity Awards” row under the “Retirement” columns in the tables below represent the value (as of the final trading day of fiscal 2017) of (1) a prorated portion of the unvested RSUs granted under the 2012 LTIP, (2) a prorated portion of the unvested PSUs granted under the 2012 LTIP in fiscal 2016 and fiscal 2017 assuming that the applicable performance goals will be achieved at the target level and (3) the PSUs granted under the 2012 LTIP in fiscal 2015 that vested based on our actual performance.

●

The amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below include the value of all unvested stock options that were in-the-money at the end of fiscal 2017 (i.e., the closing market price of our common shares on the final trading day of fiscal 2017 less the applicable exercise price) and all unvested restricted stock, RSUs and PSUs that would have vested on an accelerated basis had a change in control occurred as of the end of fiscal 2017. These amounts do not reflect any equity awards that vested in fiscal 2017.

●	The closing market price of our common shares on the final trading day on the NYSE during fiscal 2017 was $57.74 per share.

David J. Campisi

The following table reflects the payments that would have been due to Mr. Campisi in the event of a change in control and/or the termination of his employment on February 3, 2018.

	Event Occurring at February 3, 2018
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	2,300,000	-	-	-	2,300,000	-
Non-Equity Incentive Plan
Compensation ($)	-	1,233,824	-	1,233,824	1,233,824	5,980,000	-
Healthcare Coverage ($)	-	73,628	-	-	-	73,628	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	40,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	4,741,286	-	16,974,898	16,974,898	22,934,522	22,934,522
Excise Tax Benefit ($)	-	-	-	-	-	-	-
Total ($)	-	8,388,738	-	18,233,722	18,208,722	31,288,150	22,934,522

We entered into the Retirement Agreement with Mr. Campisi effective as of April 16, 2018. The Retirement Agreement sets forth all of the payments and benefits (including the treatment of outstanding equity awards) that Mr. Campisi will receive in connection with his retirement

Timothy A. Johnson

The following table reflects the payments that would have been due to Mr. Johnson in the event of a change in control and/or the termination of his employment with us on February 3, 2018.

	Event Occurring at February 3, 2018
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	1,196,700	-	-	-	1,196,700	-
Non-Equity Incentive Plan
Compensation ($)	-	296,291	-	296,291	296,291	1,436,040	-
Healthcare Coverage ($)	-	73,628	-	-	-	40,301	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	2,408,179	-	4,253,999	4,253,999	6,805,552	6,805,552
Excise Tax Benefit ($)	-	-	-	-	-	3,062,542	-
Total ($)	-	3,999,798	-	4,575,290	4,550,290	12,541,135	6,805,552

Lisa M. Bachmann

The following table reflects the payments that would have been due to Ms. Bachmann in the event of a change in control and/or the termination of her employment with us on February 3, 2018.

	Event Occurring at February 3, 2018
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	1,527,700	-	-	-	1,527,700	-
Non-Equity Incentive Plan Compensation ($)	-	378,243	-	378,243	378,243	1,833,240	-
Healthcare Coverage ($)	-	73,628	-	-	-	73,628	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	2,578,017	3,563,543	5,023,943	5,023,943	8,180,079	8,180,079
Excise Tax Benefit ($)	-	-	-	-	-	-	-
Total ($)	-	4,582,588	3,563,543	5,427,186	5,402,186	11,614,647	8,180,079

Michael A. Schlonsky

The following table reflects the payments that would have been due to Mr. Schlonsky in the event of a change in control and/or the termination of his employment with us on February 3, 2018.

	Event Occurring at February 3, 2018
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	997,250	-	-	-	997,250	-
Non-Equity Incentive Plan Compensation ($)	-	246,909	-	246,909	246,909	1,196,700	-
Healthcare Coverage ($)	-	73,628	-	-	-	40,187	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	1,072,099	-	2,556,263	2,556,263	4,480,024	4,480,024
Excise Tax Benefit ($)	-	-	-	-	-	2,538,964	-
Total ($)	-	2,414,886	-	2,828,172	2,803,172	9,253,125	4,480,024

Ronald A. Robins, Jr.

The following table reflects the payments that would have been due to Mr. Robins in the event of a change in control and/or the termination of his employment with us on February 3, 2018.

	Event Occurring at February 3, 2018
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	920,000	-	-	-	920,000	-
Non-Equity Incentive Plan Compensation ($)	-	227,783	-	227,783	227,783	1,104,000	-
Healthcare Coverage ($)	-	73,628	-	-	-	39,518	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	319,795	-	1,517,198	1,517,198	2,818,040	2,818,040
Excise Tax Benefit ($)	-	-	-	-	-	2,234,010	-
Total ($)	-	1,566,206	-	1,769,981	1,744,981	7,115,568	2,818,040

PROPOSAL TWO: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The following summary of our executive compensation program describes our compensation philosophy and the key objectives identified by our Compensation Committee to implement our compensation philosophy.

Our executive compensation program is designed to: (1) pay for superior results by rewarding executives for achieving short- and long-term performance goals and creating long-term shareholder value; (2) align the interests of our executives and our shareholders through performance- and equity-based compensation; and (3) attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our peer group. We use a balanced mix of salary, annual cash incentive awards and equity awards to promote these objectives. For a more detailed discussion of how our executive compensation program promotes these objectives and our executive compensation philosophy, including information about the fiscal 2017 compensation of our named executive officers, we encourage you to read the CD&A as well as the Summary Compensation Table and other compensation tables in this Proxy Statement and the narrative discussion accompanying the tables.

In fiscal 2017, we continued to focus on improving our financial and operating performance. Given the commitment of the Compensation Committee and other outside directors to a pay-for-performance philosophy and our focus on improving our financial and operating performance in fiscal 2017, the Compensation Committee and other outside directors structured a significant portion of the compensation awarded to our named executive officers for fiscal 2017 as “at risk” or “variable” and dependent on our performance and/or the value of our common shares, including:

●	Annual Cash Incentive Awards. Each named executive officer was eligible to receive a cash performance bonus based solely on our adjusted operating profit. The Compensation Committee and other outside directors selected adjusted operating profit as the sole financial measure because they believe it represents a key indicator of the strength of our operating results and financial condition and incentivizes the participants in our annual cash incentive award program to achieve strong earnings growth. The fiscal 2017 annual incentive awards were structured so that the target bonus would be earned only if we achieved the operating profit for fiscal 2017 projected in our annual corporate operating plan. Based on our $298,782,210 adjusted operating profit in fiscal 2017, our named executive officers earned an annual incentive award for fiscal 2017 equal to 82.53% of their respective target bonus.

●	Performance Share Unit Awards. All of our named executive officers received a significant portion (60%) of their equity awards in the form of PSUs. The PSUs awarded to our named executive officers in fiscal 2017 will vest, if at all, after the completion of a three-year performance period based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance, excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period. The Compensation Committee and other outside directors selected EPS and ROIC as the financial measures applicable to the PSUs to incentivize our named executive officers to achieve long-term financial results that we believe will create shareholder value. Based on EPS of $4.27 and ROIC of 22.74%, as adjusted, we achieved 104.15% of the targeted goal for EPS and 96.77% of the targeted goal for ROIC for the first service period of the performance period applicable to the PSUs awarded to our named executive officers in fiscal 2017.

●	Restricted Stock Unit Awards. RSUs are primarily intended to align the interests of our named executive officers and our shareholders and help retain and motivate our named executive officers. The RSUs will vest ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date and are subject to an operating profit performance component.

We request that our shareholders indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K by approving the following resolution:

“RESOLVED, that the shareholders of Big Lots approve, on an advisory basis, the compensation of the named executive officers of Big Lots, as disclosed in Big Lots’ Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.”

The vote on the approval of the compensation of our named executive officers is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. If a majority of the votes are cast against the approval of the compensation of our named executive officers, the Board and the Compensation Committee will evaluate whether to take any actions to address the concerns of the shareholders with respect to our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES.

2017 CEO PAY RATIO

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K require the Company to disclose the following information for our 2017 fiscal year:

●	the annual total compensation of our CEO (David J. Campisi) was $8,345,512;
●	the annual total compensation of our median employee was $8,780; and
●	the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 951 to 1.

To identify the median of the annual total compensation of our active employees as of February 3, 2018, including any full-time, part-time, temporary or seasonal employees but excluding our CEO, we used total wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we did not annualize compensation for any full-time or part-time permanent employees who were employed on February 3, 2018 but did not work for us the entire year or make any full-time equivalent adjustments for part-time employees. We consistently applied this compensation measure and methodology to all of our employees included in the calculation.

After identifying our median employee, who was calculated to be a part-time store associate, we determined the median employee’s annual total compensation in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount for 2017 reported in the “Total” column of the Summary Compensation Table.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of five non-employee directors of the Board. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and NYSE listing standards.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:

●	the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;
●	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;
●	the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

●	the performance of our internal audit function;
●	the evaluation of enterprise risk issues; and
●	the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda that addresses all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2017.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm, the Company’s Vice President, Internal Audit and our Chief Financial Officer, in each case without the presence of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During fiscal 2017, internal audit completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (1) our financial statements and (2) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the evaluation thereof in fiscal 2018. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm

The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2017. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects and evaluates our independent registered public accounting firm and reviews the scope of and plans for the audit by the independent registered public accounting firm. Some of the factors the Audit Committee considers in its evaluation include the independent auditor’s qualifications, performance, independence and tenure. Based on its evaluation and review, the Audit Committee believes that it is in the best interest of the Company to retain Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018.

Audit and Non-Audit Services Pre-Approval Policy

Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2017, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

($ in thousands)	Fiscal 2016 ($)	Fiscal 2017 ($)
Audit Fees	1,355	1,472
Audit-Related Fees (1)	15	157
Tax Fees	77	40
All Other Fees (2)	2	2
Total Fees	1,449	1,671
____________________

(1)	For fiscal 2016 and fiscal 2017, the audit-related fees principally related to accounting consultation.
(2)	For fiscal 2016 and fiscal 2017, the other fees include fees related to online subscription fees for technical support.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2017 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1031, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written communications from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2017 be included in our Form 10-K for filing with the SEC.

Members of the Audit Committee
Philip E. Mallott, Chair
Marla C. Gottschalk
Cynthia T. Jamison
Wendy L. Schoppert
Russell E. Solt

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

At its March 6, 2018 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018, subject to our entry into a mutually agreed upon services contract with Deloitte & Touche LLP. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at our 2019 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 21, 2018 to be eligible for inclusion in our 2019 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2019 annual meeting of shareholders without inclusion of that proposal in our 2019 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before March 6, 2019, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2019 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation of proxies may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson LLC to aid in the solicitation of proxies for a fee estimated to be $7,500, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two and Proposal Three above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies returned to us and not revoked will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors,

Ronald A. Robins, Jr.
Senior Vice President, General Counsel and
Corporate Secretary

April 20, 2018
Columbus, Ohio

ATTN: GENERAL COUNSEL 300 PHILLIPI ROAD COLUMBUS, OH 43228
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 30, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and notices of Internet availability of proxy materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E44793-P07266-Z72189	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BIG LOTS, INC.					For	Withhold	For All
					All	All	Except
1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the nominees named below:				☐	☐	☐

	01)	Jeffrey P. Berger	05)	Philip E. Mallott
	02)	James R. Chambers	06)	Nancy A. Reardon
	03)	Marla C. Gottschalk	07)	Wendy L. Schoppert
	04)	Cynthia T. Jamison	08)	Russell E. Solt
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR the approval of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion accompanying the tables.	☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, partnership or other entity, please sign in full entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders of Big Lots, Inc. To Be Held on May 31, 2018:
Big Lots, Inc.'s Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K
for the fiscal year ended February 3, 2018 are available at www.proxyvote.com.

E44794-P07266-Z72189

BIG LOTS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the May 31, 2018
Annual Meeting of Shareholders

The individual(s) signing on the reverse side of this proxy card as a shareholder or an attorney, executor, administrator, authorized officer or other fiduciary of the shareholder (collectively referred to as the "Owner") hereby appoint(s) Lisa M. Bachmann, Timothy A. Johnson and Ronald A. Robins, Jr., and each of them, with full power of substitution, as proxies for the Owner to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 4900 East Dublin-Granville Road, Columbus, Ohio, at 9:00 a.m. EDT on May 31, 2018, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the Owner would be entitled to vote, with all the power the Owner would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner specified by the Owner. If the Owner does not specify a choice as to a proposal, excluding broker non-votes, the above-named proxies will vote the common shares: (i) FOR the election of each of the nominees named on the reverse side of this proxy card (Proposal One); (ii) FOR the approval of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (Proposal Two); and (iii) FOR the ratification of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for fiscal 2018 (Proposal Three). If any nominee named for the election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as recommended by Big Lots' Board of Directors. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders. The Owner acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 31, 2018 meeting and the Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

PLEASE SIGN AND DATE ON THE REVERSE SIDE